AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 26, 2001.

                                              REGISTRATION NO. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


       Technology Visions Group, Inc., formerly, Orbit Technologies, Inc.
--------------------------------------------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

       Delaware                      999                         84-1001269
--------------------------------------------------------------------------------
(State or Other Jurisdiction     (Primary Standard            (I.R.S. Employer
   of Incorporation           Industrial Classification      Identification No.)
   or Organization)                Code Number)


                            Carlsbad Research Center
                         5950 La Place Court, Suite 140,
                           Carlsbad, California 92008
                                 (760) 918-9168
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                            Carlsbad Research Center
                         5950 La Place Court, Suite 140,
                           Carlsbad, California 92008
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                             Mr. James Giansiracusa
                            Carlsbad Research Center
                         5950 La Place Court, Suite 140,
                              Carlsbad, California
                                 (760) 918-9168
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                    Copy to:
                                 Richard O. Weed
                                 Weed & Co. L.P.
                        4695 MacArthur Court, Suite 1450
                             Newport Beach, CA 92660
                            Telephone (949) 475-9086
                            Facsimile (949) 475-9087

Approximate Date of Commencement of Proposed Sale to the Public: as soon as possible after this registration statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

---------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

----------------------------------------------------------------

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

----------------------------------------------------------------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------
       Title Of Each                          Proposed       Proposed
         Class Of                             Maximum        Maximum
        Securities            Amount          Offering       Aggregate        Amount Of
          To Be               To Be            Price         Offering        Registration
        Registered          Registered       Per Unit         Price              Fee
-------------------------------------------------------------------------------------------
     Common Stock,          11,785,716        .34(1)        4,007,143        $1,001.75
      Underlying
      Debentures
     Common Stock,             750,000        .34(2)          255,000           $63.75
      Underlying
       Warrants
        Total               12,535,716                      4,262,143        $1,065.50
-------------------------------------------------------------------------------------------

(1) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to certain investors 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may converted into shares of common stock to at a price of the lesser of (i) $.14 or (ii) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis.
(2) Estimated under Rule 457(g) and (c) under the Securities Act Rules. Under the Secured Convertible Debenture Agreement, Technology Visions issued to certain investors 750,000 shares of common stock underlying warrants. The exercise price of these warrants is 125% of the conversion price of the convertible debenture, which as of this date is $.175. These warrants may be exercised until December 28, 2003.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Preliminary Prospectus dated January 26, 2001

                                   PROSPECTUS

                         TECHNOLOGY VISIONS GROUP, INC.,
                             A DELAWARE CORPORATION

       12,535,716 Shares of Common Stock of Technology Visions Group, Inc.

This prospectus relates to 12,535,716 shares of common stock of Technology Visions Group, Inc., a Delaware corporation, which may be resold from time to time by certain stockholders of the company (the "selling stockholders"), including shares issuable upon the conversion of certain debentures and exercise of certain warrants. Technology Visions has been advised by the selling stockholders that they or their successors may sell all or a portion of the securities offered hereby from time to time in the over the counter market, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Technology Visions will not receive proceeds from the sales by the selling stockholders, but will receive $750,000, less certain costs and expenses, in payment for the debentures and will receive funds upon the exercise of the warrants. Technology Visions will bear all expenses incurred in connection with the offering.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

Technology Visions' common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "TVGR." This is a self-underwritten offering by Technology Visions.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Registrant may amend this registration statement. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Technology Visions may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is January  , 2001.

                                TABLE OF CONTENTS
                                -----------------

Prospectus Summary.........................................................................4
        Risk Factors.......................................................................7
   Use of Proceeds........................................................................14
   Determination of Offering Price........................................................14
   Dilution...............................................................................14
   Selling Security Holders...............................................................15
   Plan of Distribution...................................................................17
   Legal Proceedings......................................................................18
   Directors, Executive Officers, Promoters and Control Persons...........................19
    Security Ownership of Certain Beneficial Owners and Management........................21
   Description of Securities..............................................................22
   Experts................................................................................23
    Disclosure of Commission Position on Indemnification for Securities Act Liabilities...23
   Organization Within Last Five Years....................................................24
   Description of Business................................................................24
    Management's Discussion and Analysis or Plan of Operation.............................28
   Description of Property................................................................31
    Certain Relationships and Related Transactions........................................31
    Market for Common Equity and Related Stockholder Matters..............................31
    Executive Compensation................................................................32
    Financial Statements.................................................................F-1
   Changes in and Disagreements With Accountants on Accounting and Financial Disclosure...35


PROSPECTUS SUMMARY

Technology Visions Group, Inc.

         Technology Visions Group, Inc was incorporated in Delaware in 1985 under the name of Orbit Technologies, Inc. Technology Visions is a technology incubator and ultimately a technology portal for new and innovative technologies, engineering ideas, methods, and processes. Technology Visions' philosophy is to develop or acquire new or innovative technologies that Technology Visions believes hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it will be either spun off as a separate business entity, or will be licensed or sold to an affiliated or unaffiliated entity that at that time becomes responsible for the production, marketing, and sales of such products or services.

         Technology Visions is the owner of various patents pending and other proprietary engineering and intellectual property and information relating to a number of technologies.

         Technology Visions' common stock is trading on the OTC Bulletin Board on a limited basis under the symbol "TVGR."

         Technology Visions' executive office is located at the Carlsbad Research Center, 5950 La Place Court, Suite 140, Carlsbad, California. The telephone number is (760) 918-9168.

THE OFFERING

         This prospectus covers 12,535,716 shares of Technology Visions common stock to be sold by the selling stockholders identified in this prospectus.

                         SELECTED FINANCIAL INFORMATION

              The Selected Financial Information should be read in
         conjunction with the Consolidated Financial Statements and the
                   Notes thereto appearing in this Prospectus.

                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS


                                                            Fiscal Years Ended                Nine Months Ended
                                                               December 31                 September 30 (unaudited)
                                                               -----------                 ------------------------

                                                          1999              1998             2000             1999
                                                       ---------         ---------         ---------        ---------

              Revenue...........................        $     -          $   -             $      -         $      -
              Net (loss)........................        $(635,209)       $(877,054)        $(319,631)       $(860,669)
              Net (loss) per share..............        $(0.03)          $($0.02)           ($0.01)           ($0.03)
              Number of shares outstanding......        36,822,805       32,484,716        37,139,055       33,518,177

                     SUMMARY OF CONSOLIDATED BALANCE SHEETS




                                                     At September              At December 31,



                                       6

                                                     30, 2000  (unaudited)     1999
                                                     ---------------------     -------
              Current assets......................   $21,308                    $81,587
              Current liabilities.................   $2,584,005                 $3,489,440
              Working capital (deficit)...........   $(2,563,000)               $(3,408,000)
              Total assets........................   $21,308                    $81,587
              Total liabilities...................   $2,584,005                 $3,489,440
              Accumulated deficit.................   $(15,850,456)              (15,530,825)
              Stockholders' deficit...............   (2,492,747)                (3,320,509)

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS CONCERNING THE BUSINESS OF TECHNOLOGY VISIONS AND ITS SUBSIDIARIES AND THE OFFERING, AND SHOULD CONSULT INDEPENDENT ADVISORS AS TO THE TECHNICAL, TAX, BUSINESS AND LEGAL CONSIDERATIONS REGARDING AN INVESTMENT IN THE SHARES.

TECHNOLOGY VISIONS HAS A LIMITED OPERATING HISTORY, HAS EXPERIENCED LOSSES, AND EXPECTS FUTURE LOSSES WHICH MAY AFFECT FUTURE PROFITS.

         Technology Visions was formed in 1985, and began developing its technologies in 1997. Accordingly, Technology Visions has only a limited operating history on which to base an evaluation of its business and prospects. Technology Visions' business model is dependant on research, development and commercialization of its technologies. As such, Technology Visions' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets such as technology. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. To address these risks, Technology Visions must, among other things, expand its customer base, successfully implement its new business and marketing strategies, continue to develop and upgrade its technologies, respond to competitive developments, and attract and retain qualified personnel and consultants. If Technology Visions is not successful in addressing such risks, it will be materially adversely affected.

         Further, it will be a period of time before any product resulting from Technology Visions' development efforts can be commercially marketed, sold and delivered. There is no assurance as to when, if ever, the proposed products can be marketed, sold and delivered. In addition, because of such development period and other potential delays, other companies may develop and commence production of similar products prior to Technology Visions commencing any joint venture activities or licensing.

SINCE INCEPTION, TECHNOLOGY VISIONS HAS INCURRED SIGNIFICANT LOSSES, AND FOR THE YEAR ENDED DECEMBER 31, 1999 HAD AN ACCUMULATED DEFICIT OF $15,530,825.

         For the years ended December 31, 1999 and December 31, 1998, Technology Visions' net operating loss was $635,209 and $877,054, respectively. For the nine months ended September 30, 2000, Technology Visions incurred operating losses of $319,631 and an accumulated deficit of $15,850,456 and a working capital deficit of $2,563,000. The losses are primarily due to expenses incurred in the development of technologies, including administrative expenses and interest. It is anticipated that net-operating losses will continue through the next two years. The rate at which such losses may be incurred may increase significantly from current levels. There can be no assurance that Technology Visions will be able to generate sufficient revenues to achieve or sustain profitability in the future. As a result, Technology Visions' financial condition may be materially adversely affected.

TECHNOLOGY VISIONS' GROWTH MAY REQUIRE SUBSTANTIAL EXPENDITURES WHICH TECHNOLOGY VISIONS MAY NOT BE ABLE TO FUND.

         For the fiscal years ended December 31, 1999 and 1998, Technology Visions had no revenues. Technology Visions' success and ongoing financial viability is contingent upon the success of its new business model and the generation of related cash flows. There is no assurance that such contingencies will be met in the future which may adversely affect the operations of Technology Visions. On December 28, 2000, Technology Visions issued convertible debentures to certain investors in exchange for $750,000, less certain costs and expenses. Although Technology Visions' management believes that these proceeds will provide adequate working capital for the next twelve months, there can be no assurance that Technology Visions will not require additional financing prior to the end of this period. Further, the debenture agreement places certain limits on Technology Visions' ability to obtain additional financing, including a lock-up period of a minimum of ninety days from the effectiveness of this registration statement.

TECHNOLOGY VISIONS MAY BE UNABLE TO CONTINUE TO OPERATE AS A GOING CONCERN.

         Because Technology Visions has had continuing losses and a working capital deficit and has not generated any revenue for the last two fiscal years, among other things, Technology Visions' auditors, in their report of Technology Visions' and its subsidiaries financial statements as of December 31, 1999, expressed substantial doubt about Technology Visions' ability to continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Technology Visions' ability to continue as a going concern is dependent upon obtaining the additional financing, restructuring and/or curing the defaults on its debt, completion of research and development and the successful marketing of its technologies. Technology Visions' ability to meet these conditions is uncertain. As a result, Technology Visions' ability to continue to operate as a going concern may be unlikely.

TECHNOLOGY VISIONS' BUSINESS MODEL IS DEPENDENT ON ITS ABILITY TO SUCCESSFULLY EVALUATE AND LICENSE ITS TECHNOLOGIES, FAILURE TO DO SO MAY ADVERSELY AFFECT ITS OPERATIONS.

         Technology Visions evaluates the commercial viability for each technology. When a commercial application is developed, Technology Visions will license the technology to a licensee who undertakes the process of bringing applications of the technology to market. Some of Technology Visions' technologies, whether patented or unpatented, are in the development stage. While the technologies described in this prospectus are undergoing certain feasibility studies and testing, none has proven in actual operations to be commercially feasible. Failure to succeed in these areas may adversely effect Technology Visions' operations. Further,

Technology Visions may require additional funding during these various phases of technology development and commercialization, which may not be available on favorable terms, if at all.

TECHNOLOGY VISIONS' TECHNOLOGIES ARE SUBJECT TO GOVERNMENT REGULATION, WHICH MAY CONSTRAIN ITS GROWTH AND LIMIT ITS OPPORTUNITIES.

         The production and marketing of Technology Visions' products and technologies and its ongoing research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Failures or delays by Technology Visions or its affiliates or licensees in obtaining the required regulatory approvals would adversely affect the marketing of products being developed by Technology Visions and Technology Visions' ability to receive product revenues and royalties.

AS A RESULT OF RAPID EXPANSION, TECHNOLOGY VISIONS MAY NOT HAVE THE ABILITY TO MANAGE GROWTH WHICH MAY STRAIN TECHNOLOGY VISIONS' RESOURCES AND THEREFORE, DETRIMENTALLY AFFECT TECHNOLOGY VISIONS' FUTURE OPERATIONS.

         Technology Visions may expand its operations rapidly, which may create significant demands on Technology Visions' administrative, operational, developmental and financial personnel and other resources. Additional expansion by Technology Visions may further strain Technology Visions' management, financial personnel and other resources. If Technology Visions' management is unable to manage growth effectively, its business, financial condition and results of operations could be materially adversely affected. There can be no guarantee that Technology Visions' systems, procedures, controls and existing space will be adequate to support expansion of Technology Visions' operations. Technology Visions' future operating results will depend, among other things, on its ability to manage changing business conditions and to continue to improve its operational, financial control and reporting systems.

TECHNOLOGY VISIONS MAY NOT BE ABLE TO MEET ITS CAPITAL REQUIREMENTS AND MAY ENCOUNTER LIMITED SOURCES OF LIQUIDITY, WHICH MAY LIMIT ITS ABILITY TO FULLY EXECUTE ITS BUSINESS STRATEGY.

         Technology Visions requires substantial capital to pursue its operating strategy and implement its business plan. Technology Visions' primary financing activities will be from private borrowings, the sale of its securities, joint ventures and licensing of its technologies, which it believes will provide the necessary working capital for operations. There is no guarantee that Technology Visions will be successful in these financing activities. Further, there can be no assurance that Technology Visions will be able to obtain funding from any external source on suitable terms, if at all. A decrease in expected revenues resulting from adverse economic conditions or otherwise, unforeseen costs; and an inability to sell its securities, enter into successful joint ventures; or license its technologies, could shorten the period during which the current working capital may be expected to satisfy Technology Visions' capital requirements which may be detrimental to Technology Visions' continued operation.

TECHNOLOGY VISIONS' PROCUREMENT OF ADDITIONAL FINANCING, IF AVAILABLE, MAY DILUTE THE OWNERSHIP INTERESTS OF INVESTORS.

         Technology Visions intends to raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock dilutes existing stockholders. In connection with its transaction with NMC and AJW, Technology Visions issued debentures and common stock warrants, which may be converted into shares of common stock, and accordingly, Technology Visions' stockholders may experience dilution. Further procurement of additional financing through the issuance of equity, equity-related or convertible debt securities or preferred stock may further dilute existing stock. Further, the perceived risk of dilution may cause selling stockholders, as well as other holders, to sell their shares, which would contribute to downward movement in the price of your shares.

TECHNOLOGY VISIONS IS DEPENDENT ON CERTAIN MEMBERS OF ITS KEY PERSONNEL AND LOSS OF THESE PERSONNEL MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS.

         The success of Technology Visions is dependent upon, among other things, the services of Mr. James Lahey, President and CEO, and Mr. James Giansiracusa, Secretary, Vice President-Operations and Chief Financial Officer. The loss of the services of Mr. Lahey or Mr. Giansiracusa, for any reason, could have a material adverse effect on the prospects of Technology Visions. Technology Visions has entered into employment agreements with Dr. Lahey and Mr. Giansiracusa but does not maintain any key-man life insurance. Further, Technology Visions hires independent engineers, research consultants, institutes, independent business entities and other technical and business consultants as needed to develop and analyze technologies; however, there can be no assurance that Technology Visions will be able to continue to attract and retain these qualified individuals to implement its business plan.



TECHNOLOGY VISIONS MAY BE HELD LIABLE FOR POTENTIAL SECURITIES ACT LIABILITIES WHICH MAY NEGATIVELY EFFECT TECHNOLOGY VISIONS' OPERATIONS AND SHAREHOLDERS.

         Current management believes the Technology Visions may have sold securities and notes prior to January 1996 without registration under the Securities Act of 1933, as amended, or without qualification under the securities laws of certain states. As a result of such sales, and a subsequent transfer of the shares by the original purchasers, Technology Visions may not be able to claim valid exemptions for such sales since the burden of proving any exemption is on Technology Visions. Therefore, no assurances can be given as to any liability which may result from violations of the registration or qualifications provisions of the federal or state securities laws. Technology Visions may thus have a continuing contingent liability under the Act, the Securities Exchange Act of 1934, as amended, and various state securities laws for an undetermined amount, for an undetermined period.

         Further, Technology Visions has conducted an internal audit, which has revealed that substantial shares of the common stock issued to former directors, and officers may be subject to cancellation. This would reduce the number of outstanding shares significantly. Between December 16, 1992 and February 17, 1994, Technology Visions may have issued more shares of common stock than it had authorized under its Certificate of Incorporation, which may lead to serious securities law and corporation law violations.

TECHNOLOGY VISIONS' BUSINESS MODEL IS SUBJECT TO RISKS INHERENT IN FOREIGN OPERATIONS.

         Certain studies and tests of Technology Visions' technologies are being conducted outside of the United States. Certain customers for these technologies may be outside the United States, in various parts of the world. Thus, Technology Visions may be subject to the risks of foreign operations including currency fluctuations, import/export controls, lack of a well-defined business or legal system, arbitrary government actions, and instability of a political system, which may adversely affect its domestic operations.

TECHNOLOGY VISIONS' SUCCESS DEPENDS UPON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGIES.

         There is a patent pending for the Polymer Encapsulation System. Others may infringe upon patents that Technology Visions holds and there can be no assurance that Technology Visions will be able to afford the high cost of filing and pursuing an infringement action against any such alleged infringing party. In addition, there can be no assurance that any particular aspect of Technology Visions' technologies will not be found to infringe the claims of other existing patents. Certain technology embodied in the patents covering Technology Visions' Metafusion Process may incorporate technology embodied in patents owned by other entities. Technology Visions has also filed a number of patent applications on its other technologies. There can be no assurance that additional patents will be issued in respect of the patent applications pending. Technology Visions also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect Technology Visions from other persons using technologies similar to those covered by Technology Visions' patents or trade secrets.

         Technology Visions' efforts to protect its intellectual property may cause it to become involved in costly and lengthy litigation which could seriously harm its business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although it has not become involved in intellectual property litigation, Technology Visions may become involved in litigation in the future to protect its intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject it to significant liability for damages or invalidate Technology Visions' proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force Technology Visions to take specific actions, including:

-      cease selling its products that use the challenged intellectual property;
- obtain from the owner of the infringed intellectual property a right or a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
-      redesign those products that use infringing intellectual property.

NEW PRODUCTS AND TECHNOLOGIES THAT TECHNOLOGY VISIONS MAY DEVELOP MAY SUBJECT IT TO RISK FOR PRODUCT LIABILITY.

         The marketing of Technology Visions' proposed products has inherent risks. The proposed technologies have not operated over time and under various conditions of actual use. Even if a proposed product is successfully developed, manufactured and marketed, the occurrence of a warranty or product liability action, or retraction of market acceptance due to a proposed product failure or failure of a product to meet commercial expectations could prevent Technology Visions from ever becoming profitable. Failure of a proposed product to operate as expected could lead to potential product liability suits. Technology Visions does not currently have product liability insurance. Further, development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases, development cannot be accomplished.

TECHNOLOGY VISIONS' OPERATIONS ARE DEPENDANT ON LOCATING ADEQUATE SUPPLIERS AND MANUFACTURERS; FAILURE TO DO SO WILL ADVERSELY AFFECT OPERATIONS.

         There is no assurance that sources of supply for Technology Visions' proposed products will be located or that they will provide sufficient supplies at a reasonable cost for the proposed products. Further, Technology Visions has no manufacturing expertise, facilities or capabilities and does not intend to manufacture any products. Even if an acceptable supplier or manufacturer can be found, termination of the services of such supplier or manufacturer could result in interruptions in the ability to manufacture the products until an alternative source can be secured. Technology Visions will thus, be dependant on contractors and subcontractors to timely manufacture the proposed products in sufficient quantities, at the required specifications, and at low enough prices to meet Technology Visions' proposed sales prices for its products.

TECHNOLOGY VISIONS FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES.

            There are many companies, substantially all with significantly greater resources, including financial resources, experience and technical staff than Technology Visions, which have or may successfully develop products which meet some of the needs intended to be met by Technology Visions' proposed products and some of these companies have established strong market positions in their products. These competitors may respond vigorously to any threat in their market shares and there can be no assurance that Technology Visions will be able to compete successfully in the future.

TECHNOLOGY VISIONS' COMMON STOCK PRICE IS HIGHLY VOLATILE AND MAY ADVERSELY AFFECT THE MARKET PRICE OF SUCH STOCK.

         The market price of the common stock has been, and is likely to remain, highly volatile as is frequently the case with unseasoned public companies. Quarterly operating losses of Technology Visions, deviations in losses of operations from estimates of securities analysts, changes in general conditions in the economy, in the technological industry, or other developments affecting Technology Visions or its competitors could cause the market price of the common stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur following completion of this offering may adversely affect the market price of the common stock.

TECHNOLOGY VISIONS' COMMON STOCK IS TRADED ON A LIMITED PUBLIC MARKET, WHICH MAY IMPACT STOCKHOLDERS' ABILITY TO LIQUIDATE THEIR INVESTMENTS.

         Technology Visions' common stock is traded on a limited basis on the Nasdaq OTC Bulletin Board, which tends to be comprised of small businesses of regional interest with limited trading activity. At this time, Technology Visions' common stock is traded in only a limited number of states. There can be no assurance that the existing market for the common stock will be maintained or that the holders of the common stock will be able to sell the common stock should they desire to do so.

TECHNOLOGY VISIONS HAS NEVER DECLARED OR PAID ANY DIVIDENDS ON THE COMMON STOCK AND DOES NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON THE COMMON STOCK IN THE FORESEEABLE FUTURE.

AVAILABLE INFORMATION

         Technology Visions files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Technology Visions files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Technology Visions' Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

         You may also request a copy of these filings, at no cost, by writing or telephoning as follows:

         Technology Visions Group, Inc. Attention: Investor Relations, Carlsbad Research Center, 5950 La Place Court, Suite 140, Carlsbad, California 92008.

         This prospectus is part of a registration statement on Form SB-2 Technology Visions filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Technology Visions has not authorized anyone to provide you with different information other than the information contained in this prospectus. Technology Visions is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

FORWARD-LOOKING STATEMENTS

         Except for historical information contained herein, the matters discussed in this prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. Such risks and uncertainties include, without limitation, Technology Visions' dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Technology Visions to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

USE OF PROCEEDS

         Technology Visions will not receive any proceeds from the sale of the shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

         Not applicable.

DILUTION

         Not applicable.

SELLING SECURITY HOLDERS

New Millennium Capital Partners II, LLC and AJW Partners, LLC

         New Millennium Capital Partners II, LLC ("NMC") and AJW Partners, LLC ("AJW") (collectively, the "selling stockholders") are engaged in the business of investing in publicly traded investment securities for their own account. NMC is located at 155 First Street, Suite B, Mineola, New York 11501. NMC's board of directors makes its investment decisions. AJW is located at 155 First Street, Suite B, Mineola, New York 11501. AJW's board of directors makes its investment decisions. A discussion of the material terms of the agreements with the selling stockholders is included below and copies of the complete agreements are attached as exhibits to this registration statement.

         On December 28, 2000, Technology Visions entered into a Secured Convertible Debenture Purchase Agreement with AJW and NMC in which AJW and NMC, respectively, agreed to purchase Technology Visions 10% Secured Convertible Debentures for a purchase price of $375,000 each, totaling $750,000 due to Technology Visions, less certain costs and expenses. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or in common stock on a quarterly basis. The debentures may also be converted into shares of Technology Vision common stock, as further described in the transaction documents included as exhibits to this registration statement, at a conversion price of the lesser of $.14 per share or 55% of the average of the lowest three inter-trading day prices preceding the applicable conversion date. The debenture limits NMC and AJW's conversion if, at the time of conversion, the parties ownership of Technology Visions' common stock would exceed 4.999% of the then issued and outstanding shares of common stock.

         In connection with this transaction, Technology Visions agreed to issue to AJW and NMC, respectively, warrants to purchase 375,000 shares of common stock, totaling 750,000 shares, at a price equal to 125% of the conversion price of the debentures, subject to certain adjustments. Pursuant to the Secured Convertible Debenture Agreement and the warrant agreements, Technology Visions agreed to register under the Securities Act of 1933 (i) 200% of the common stock underlying the debentures, plus interest if paid in common stock and (ii) the common stock underlying the warrants within ninety days of the transaction's closing. Technology Visions' failure to effectively register the shares within this time frame subjects it to liquidated damages in the amount of 2.0% of the purchase price of the shares.

         Further, to induce the parties to enter into the debenture agreement, Technology Visions entered into security agreements with the parties to secure the payment obligations under the debentures. These agreements grant the debenture holders a first priority security interest in certain tangible and intangible property of Technology Visions, including, but not limited to, all of Technology Vision's goods, inventory, contract, rights, receivables, patents, trademarks and copyrights.

         The following table sets forth the selling stockholders, and the number of shares of common stock beneficially owned by them as of January 25, 2001 which may be offered pursuant to this prospectus. This information is based upon information provided to Technology Visions by either the named selling stockholder or Technology Visions' transfer agent. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. Selling stockholders may include the stockholders listed below and their transferees, pledges, donees or other successors. Except as set forth below, none of the selling stockholders is currently an affiliate of Technology Visions and none of them have had a material relationship with Technology Visions during the past three years.

         The debentures and warrants issued to the stockholder each prohibit the holder thereof from converting the debentures or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the debentures and the warrant as to itself upon not less than 61 days notice to Technology Visions.

                           Shares Beneficially                                 Shares Beneficially
                           Owned Before Offering                               Owned After Offering
Selling                                                  Number of Shares
Stockholders(1)            Number(3)     Percent(2)      Being Offered        Number(4)        Percent
---------------            ---------     ----------      -------------        ---------        -------
AJW Partners, LLC          1,879,828       4.999%          3,053,572          0                0%


New Millennium Capital     1,879,828       4.999%          3,053,572          0                0%
Partners II, LLC


(1) To our knowledge, the selling stockholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth herein, the table includes shares of common stock that the selling stockholders have the right to acquire pursuant to the exercise of warrants and options exercisable within 60 days and shares of common stock issuable to selling stockholders upon the conversion of preferred stock held by them.

(2) Percentage ownership is based on 37,604,100 shares of common stock outstanding as of January 23, 2001 and, except as otherwise set forth herein, in each case assumes exercise and/or conversion of warrants, options and preferred stock.

(3) Includes the shares of Technology Visions common stock issuable to the respective selling stockholders, subject to the 4.999% limitation, upon conversion of their preferred stock and exercise of their warrants.

(4)  Assumes the sale of all shares of common stock offered hereby.

PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-        privately negotiated transactions;

-        short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-        a combination of any such methods of sale; and

-        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of Technology Visions or derivatives of Technology Visions securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised Technology Visions that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Technology Visions is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. Technology Visions has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

         As of the date hereof, Technology Visions is not a party to any material litigation, and to the knowledge of management, there is no material litigation or claim threatened or contemplated against Technology Visions except as described below. These proceedings are related and deal with questions related to the actions of past Directors and Officers and the validity of stock transactions conducted during their tenure.

1. ORBIT TECHNOLOGIES INC., ET AL. V. LAHEY, ET AL. The action filed by Richard Benveniste and Edgar R. Benveniste on June 2, 1997 in the Delaware Court of Chancery, Case No. 15720-NC, on behalf of themselves and purportedly on behalf of the Company against James B. Lahey, James A. Giansiracusa, Ian C. Gent, Stephen V. Prewett, and William N. Whelen. The Complaint sought a determination by the Court of Chancery (i) as to who constituted the valid Directors of the Company in connection with a written consent action initiated by the plaintiffs. On June 20, 1997 the defendants filed their motion to dismiss or, in the alternative, to stay the Delaware litigation in favor of litigation relating to the validity of claimed holdings in the Company that was pending in the state court of California (Adrian Joseph v. Orbit Technologies Inc.). The Joseph et al. v. Orbit Technologies, Inc. was decided in favor of the Company and against Joseph, Singletary, and Mikimak. As a result, the Court cancelled all the shares previously claimed by Joseph et al. thereby rendering the consent action void.

On September 2, 1997, a hearing on the defendant's motion to dismiss was held at which time the Court of Chancery decided to defer a decision on the defendant's motion to dismiss until such time as an annual meeting of the Company's shareholders was held.

The Company held its annual shareholder meeting at which time the shareholders approved a settlement derived as a result of the action in California, which also satisfied the Court of Chancery. The Company is in the process of having the action that has been approved by the shareholders approved by the Court of Chancery.

While the outcome of any such proceedings cannot be accurately predicted, the Company does not believe the ultimate resolution of any such existing matters has had or will have a material adverse effect on its financial position or results of operation.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

         The following table sets forth information concerning the directors and executive officers of Technology Visions:

-----------------------------------------------------------------------------------------------
NAME                          AGE        TITLE
-----------------------------------------------------------------------------------------------
James B. Lahey                66         Chairman of the Board of Directors, President, Chief
                                         Executive Officer, and Director
-----------------------------------------------------------------------------------------------
James A. Giansiracusa         52         Chief Operating Officer, Vice President - Operations,
                                         Secretary, Chief Financial Officer and Director
-----------------------------------------------------------------------------------------------
Stephen V. Prewett            58         Vice-President-Technology Development and Director
-----------------------------------------------------------------------------------------------
Ian C. Gent                   59         Director
-----------------------------------------------------------------------------------------------
William N. Whelen, Jr.        63         Director
-----------------------------------------------------------------------------------------------


JAMES B. LAHEY became President and a director of Technology Visions in March 1995. From 1993 through 1994 he was President and Executive Vice President of Sensotron, Inc., which develops technologically advanced transducer products. From 1989 to 1992 he was Corporate Executive Vice President of W. S. Shamban & Co., a manufacturer of engineered sealing systems. He has previously held senior management positions with W. R Grace & Co. and Ausimont U.S.A. Mr. Lahey holds a Bachelors degree in Civil Engineering from Manhattan College and is a registered professional engineer in New York.

JAMES A. GIANSIRACUSA has been the Secretary of Technology Visions since October 1993 and became Vice President-Operations in January 1994. Before joining Technology Visions, Mr. Giansiracusa was a Lieutenant Colonel in the United States Marine Corps where his duties included command billets in both aviation and infantry. He was also a consultant for Wackenhut Services International, an international security firm, from 1991 to 1992. During Mr. Giansiracusa's military service he, at times, was responsible for over 1,300 persons. Mr. Giansiracusa participated in strategic planning relative to many global scenarios. Mr. Giansiracusa was awarded a Master of Science degree in Systems Management from the University of Southern California in 1983.

IAN C. GENT has been a consultant to Technology Visions since September 1994. Mr. Gent became Chief Financial Officer and a director of Technology Visions in April 1995. He has provided advice in the areas of investment banking, corporate structuring, and organizational strategies. Mr. Gent has also assisted with securities compliance and investor relations. Between 1989 and 1994 he was Vice President and Director of the Canadian Commerce Group of Fleet Bank of New York, a member of the Fleet Financial Group. In January 1994 he became President and Chief Executive Officer of West Niagara Capital Corporation, a private Canadian merchant banking company specializing in technology and real estate consulting. During his 27 years in the securities and banking industries, he has held positions as Vice President, Merrill Lynch Royal Securities in Canada, Managing Director of a regional broker dealer, President and Chief Operating Officer of Southern Tier Gas Producers, and President and Chief Executive Officer of GDM Securities, a wholly owned subsidiary of Goldome Savings Bank. Mr. Gent has a Bachelor of Science in Business Administration from Ashland College, Ohio and has completed several advanced management and industry programs.

DR. STEPHEN V. PREWETT has been a consultant to Technology Visions since July 1994 and has provided technological assessment support, technology transfer guidance, and license agreement negotiations. He became Vice President - Technology Development in July 1994 and a director of Technology Visions in April 1995. Dr. Prewett has extensive nuclear industry experience and has served in a variety of positions with the Department of Energy, including Senior Nuclear Engineer from 1976 to 1982. Dr. Prewett was also Director of Environmental Safety and Health and Manager of Environmental Affairs with Gen Corp, a multi-national manufacturing company from 1982 to 1984. Dr. Prewett's background includes market assessment, identifying teaming partners for new technology implementations, and strategy assessment to identify market trends and industry growth areas. Dr. Prewett received a Bachelor of Science in Applied Physics degree from East Carolina University, and Masters and Doctorate degrees from Virginia Polytechnic Institute in Nuclear Science and Engineering.

WILLIAM N. WHELEN, JR. was appointed a director of Technology Visions in September 1996, filling the vacancy following the resignation of Mr. Joseph. Mr. Whelen has spent the last thirty years in the investment banking business. He has served with two Philadelphia firms, Suplee Mosley, Close and Kerner, and Jenney Montgomery Scott. Today Mr. Whelen is a Director with S. A. Power Corporation USA. He is a registered representative of Simon Securities, New Jersey. Mr. Whelen has an electrical engineering degree from Widener University of Chester, Pennsylvania.

         All directors hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. The officers are elected annually by the board of directors.

         There are no family relationships between any of the Technology Visions' directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer.

SECTION 16(a) - Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Technology Visions' executive officers and directors, and persons who beneficially own more than 10% of Technology Visions' stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish Technology Visions with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of such forms furnished to Technology Visions and information involving securities transactions of which Technology Visions is aware, Technology Visions believes that during the fiscal year ending December 31, 1999, that it has advised the appropriate parties and entities of the compliance with all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of December 21, 2000, certain information as to shares of the common stock owned by (i) each person known by management to beneficially own more than 5% of the outstanding common stock,
(ii) each of Technology Visions' directors, and (iii) all executive officers and directors of Technology Visions as a group:

Name and Address of                   Amount and Nature of             Percent of Outstanding
Beneficial Owner                      Beneficial Shares Owned          Ownership

James B. Lahey (1,3,5)                1,600,000                        4%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
James A. Giansiracusa (2,3,5)         2,421,593                        6%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
Ian C. Gent (3,4,5)                   700,000                          2%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
Stephen V. Prewett (3,4,5)            1,194,783                        3%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
William N. Whelen, Jr. (4,5)          600,000                          2%
Carlsbad Research Center
5950 La Place Court, Suite 140
Carlsbad, CA 92008
All Officers and Directors
as a group
(5 persons) (5)                       5,616,376                        15%
Ruth P. Brittingham                   4,022,292                        11%
S. A. Power Corporation               1,300,000                        4%
O. G. Sansone & Colleen
Sansone                               5,543,603                        15%


* Amount held represents less than 1%.

(1) Includes 500,000 shares of common stock as part of an employment contract.
(2) Includes 1,556,593 shares of common stock subject to currently exercisable options.
(3) Includes 500,000 shares of common stock awarded as Part of Incentive Compensation Plan.
(4) Includes 400,000 shares of common stock awarded as Part of Incentive Compensation Plan.
(5) Includes 3,251,376 shares of common stock subject to currently exercisable options.

DESCRIPTION OF SECURITIES

         The following summary is a description of certain provisions of Technology Visions' Articles of Incorporation and Bylaws. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provision of the Articles of Incorporation and Bylaws, including the definitions therein of certain terms.

COMMON STOCK

         Pursuant to Technology Visions' Articles of Incorporation, the Board of Directors has authority to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of December 24, 2001, there were 37,604,100 shares issued and outstanding, one vote for each share held on all matters. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they are annual or special, is not provided for under Technology Visions' Articles of Incorporation or Bylaws. Technology Visions has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Technology Visions intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including Technology Visions' earnings and financial condition, capital requirements and other relevant factors.

PREFERRED STOCK

         Pursuant to the Technology Visions' Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or specials rights and the qualifications, limitations of restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. There are no shares of preferred stock currently issued and outstanding. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Technology Visions or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

SECURED CONVERTIBLE DEBENTURES

         Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to certain investors 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may converted into shares of common stock to at a price of the lesser of (i) $.14 or (ii) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The conversion price is subject to adjustment in the event of a stock dividend or distribution, issuance or rights, options or warrants to current stockholders, issuance of securities to other parties, reclassification or stock exchange, or merger and consolidation. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis.

         The debentures do not entitle the holders to any of the rights of a stockholder of Technology Visions, including, but not limited to, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of the stockholders or any proceedings of Technology Visions, unless the debentures are converted to common stock, as described above. The debentures are senior to any other indebtedness of Technology Visions in terms of payment, interest, damages, liquidation or otherwise.

TRANSFER AGENT

         North American Transfer Co., located at 147 West Merrick Road, Freeport, New York 11520, serves as the transfer agent for Technology Visions.

EXPERTS

         Tabb, Conigliaro & McGann, P.C., independent auditors, have audited Technology Visions' financial statements included in Technology Visions' Annual Report on Form 10-KSB for the year ended December 31, 1999, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Technology Visions' financial statements are incorporated by reference in reliance on Tabb, Conigliaro & McGann's report, due to their authority as experts in accounting and auditing.

         Richard O. Weed, legal counsel to Technology Visions, has expressed an opinion concerning the validity of the securities being registered. Mr. Weed owns 20,000 shares of Technology Visions common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS
 .
         On May 27, 1997, Technology Visions entered into an installment loan agreement with Ruth Brittingham, an individual shareholder, to borrow $300,000, payable in $100,000 installments on May 27, 1997, September 5, 1997 and December 3, 1997. As of December 31, 1998, the shareholder has advanced Technology Visions $299,500 against the $300,000 loan agreement. The installment loan bears interest at 12% per annum and was due on May 27, 1999. The loan agreement provides for a minimum semi-annual interest payment of $6,000 commencing December 6, 1997, which was paid in January 1998. Technology Visions has defaulted on its remaining semi-annual payments. As of this date, Technology Visions owes Ms. Brittingham $365,500 plus interest. The installment note is collateralized by Technology Visions' rights, titles and patents, to a technology known as Ceramic Silicone Foam. On November 30, 2000, Ms. Brittingham entered into a standstill agreement with Technology Visions in which she agreed to forbear any collection of this debt for a period of twelve months in consideration of outside investment in the company.

         During the second quarter of 1999, Technology Visions received a $65,000 loan from O. G. Sansone, Ruth Brittingham, Richard Benveniste, and Edgar Benveniste, four of Technology Visions' principal shareholders. The proceeds were used to pay Jeffer, Mangels, Butler & Marmaro, LLP pursuant to a court judgment for past due services. The payment was a final negotiated payment of a court judgment.

         As of December 31,2000, James Lahey, Technology Visions' Chief Executive Officer and Chairman of the Board of Directors advanced the company $142,300 for funding of the continuing operations and technology development. The loan bears interest at 10% per annum and is convertible into common stock at a 20% discount of the average price five day market price prior to the conversion date. On November 30, 2000, Mr. Lahey entered into a standstill agreement with Technology Visions in which he agreed to forbear any collection of this debt for a period of twelve months in consideration of outside investment in the company.

DESCRIPTION OF BUSINESS

History of Technology Visions

         Technology Visions Group, Inc. was incorporated in Delaware in 1985 under the name Orbit Technologies, Inc. Orbit Technologies, Inc. changed its name to Technology Visions Group, Inc. on December 22, 2000. Technology Visions' objective is to take base technologies, develop these technologies until commercially viable products are possible and license these technologies to affiliated or unaffiliated entities which are responsible for the production and marketing of any products resulting therefrom. While the technologies described herein are undergoing certain feasibility studies and testing, none has proved commercially feasible.

         Technology Visions operates under its current mandate as a technology incubator and technology development company and employs and retains independent engineers, research consultants, research institutes, universities and other consultants as needed to develop and analyze technologies. Technology Visions has developed or acquired certain technologies that it believes have potential to yield commercially viable products. None of the technologies are currently in commercial use. Each technology or a specific application of that technology may be licensed by Technology Visions to an affiliated or non-affiliated entity.

THE TECHNOLOGIES

         Technology Visions' technologies encompass the following areas:

     1. POLYMER ENCAPSULATION TECHNOLOGY

     Technology Visions is focusing on its Polymer Encapsulation Technology
(PET) that it believes has potential to yield a significant and commercially viable environmental product. PET provides certain benefits to generators of radioactive and toxic wastes with a method to stabilize and encapsulate such materials for environmentally safe disposal.

     PET is a specific formulation of polydymethalsiloxane further enhanced by adding proprietary multiple element combinations to the base materials. All of the materials that comprise PET are non-toxic, resulting in a non-toxic and environmentally safe finished product, and are readily available in industrial quantities. PET can be manufactured in sheet form, poured into molds where it expands into designated shape or sprayed onto an existing surface to contain the covered material. PET can be manufactured in density levels to meet particular specifications but is somewhat heavier than ordinary foam. PET is more expensive at retail than standard foam manufactured by others, however, in many cases, which specific formulations, the value added provide economic advantages.

     PET has been tested for fire retardance and Technology Visions is conducting tests of PET to determine PET's anti-flammability, non-toxicity, physical resiliency, thermal resistance, thermal insulation properties, tensile strength and resistance to atmospheric decay.

     PET is designed for difficult to treat hazardous or toxic waste materials. Technology Visions believes that applications may exist in other vertical and horizontal markets. Technology Visions has filed a patent application covering specific applications of its PET.

     Technology Visions believes that the commercial market for products incorporating PET comprises the transportation industry, i.e. aircraft, automobile and public transportation manufacturers, the military, chemical and energy processing and production, construction industries, i.e. equipment safety and fire retardancy, the mining industry and public institutional furnishings.

           2. METAFUSION PROCESS
     Metafusion describes a materials coating process. The process encompasses the fusion by chemical or physical means of materials at the atomic level. The reaction takes place at room temperature and at ambient pressure. The process uses very little power, no toxic materials are used and no contaminated waste is produced. The Metafusion Process permits the surface of a metal or alloy to be coated with another metal or alloy so that the applied material is actually fused onto and into the atomic structure of the surface of the substrate material. The process is achieved by electrical excitation of the electrons of the coating and substrate materials by the application of a mid-range frequency pulsed electrical current that has been generated to coincide with the natural resonance of the atoms. The process results in the fusion of the materials and an intermingling of the atoms at the boundary causing a true interdispersion of the materials and a gradual transition from one material to another. The consequence is that there is not distinct boundary as is found in normal plating or welding methods. The Metafusion Process does not generate excessive heat that can alter the properties of the substrate material. The metafusion of materials can be accomplished without expensive or sophisticated equipment.

     Metafusion can be achieved by means of a liquid process using non-toxic, water based solutions, or by a solid process wherein the coating material touches the substrate metal or alloy while an electrical signal is applied. The liquid process employs a cathode to aide current flow in aqueous metallic salt solutions. Electrical signals of a unique, predetermined pulsed frequency and power are then applied to create a diffusion bond. During the process, the applied material accumulates on the surface in an even and controllable thickness, i.e., the depth to which the coating material bonds with the substrate, and actually permeates the surface of the substrate to a relatively substantial depth. Metafusion accomplished by the solid process entails the application of electrical signals of predetermined frequency and power to an electrical circuit wherein the object to be coated and the coating material are connected to the power source and slightly touch each other while moving across each other.

     The Metafusion Process has been scientifically corroborated by a number of independent entities, including Ontario Research Foundation of Mississauga, Ontario, which validated the solid Metafusion Process by analyzing the coating of steel and copper with titanium carbide. The results of the analysis showed the presence of the coating material to a depth of five (5) microns into the substrate. Hardness tests conducted at the Materials Sciences Laboratory of the University of California at Los Angeles and the Surface Science Laboratory of Mountain View, California revealed that significant penetration of the applied materials into the substrate was achieved.

     Technology Visions believes that the metafusion of materials has myriad commercial applications. Potential applications include printed circuits, cutting blades, tools and dies, jewelry, automotive parts, corrosion resistance in extreme conditions, multi-layer applications for the reduction of heat expansion coefficients.

     Technology Visions has developed upgrades and improvements to the TiTRODE application of the Metafusion Process for which patent applications have been filed. These improvements consist of the fusion of tungsten and molybdenum to the copper-alloy welding tips which increases the life of the coated welding tips 300% and eliminates cracking.

Technology Visions holds patents for the original Metafusion Process and is prepared to file patent applications for a new improved automated process which is being developed.

     3.  NEW TECHNOLOGIES

     Technology Visions intends to continue to acquire or obtain licenses to use technologies which have multiple market applications. Technology Visions has expended considerable time and effort in the analysis of a substantial number of new technologies. As a result of its analysis, Technology Visions has identified certain technologies which may yield commercially viable products. These include, for example, coating technologies; chemical processes; material sciences developments; nuclear safety applications and solid state electronics.

Exploitation of a Technology

     Technology Visions or its licensee must, with regard to each technology, after studies and testing, determine whether the technology may be commercially feasible. At that time, Technology Visions or the licensee must develop a plan pursuant to which it will best exploit such technology. Such plan may require the raising of additional funds for Technology Visions or the licensee to exploit the technology, including the establishment of a marketing organization to sell such technology. Alternately, Technology Visions or the licensee may subcontract out the manufacturing, or may joint venture such technology with existing companies which have manufacturing or marketing capabilities or further license the technologies for exploitation to companies that have such capabilities. Upon further licensing, Technology Visions or the licensee may receive royalty payments. Any technology may also be sold outright with or without future payments based on sales. Therefore, each technology that may be commercially viable might be exploited in a different manner and no assurances can be given as to how or whether such technology may be successfully exploited. To the extent that Technology Visions seeks to internally exploit any technology, Technology Visions may require substantial additional capital. There can be no assurance that such substantial additional capital may be raised or that the terms of such capital may not result in substantial dilution to the shareholders or Technology Visions.

         Technology Visions is the owner of various patents pending and other proprietary engineering and intellectual property and information related to a number of technologies.

Employees/ Consultants

         Technology Visions presently has two officers employed on a full time basis and one administrative assistant employed on a part-time basis.

         During 1999, Technology Visions engaged a team of consultants who are specialists in certain disciplines not present in Technology Visions. Specific areas of focus included technology evaluation, securities compliance, investor and shareholder relations, investment banking, operations/administration, human resources, policy and procedures and business development. These specialists were brought on during the year to advise management. Because of their increasing familiarity with Technology Visions, this pool of advisors and consultants represent a potential permanent staff when the appropriate funding permits. These consultants and advisors have been compensated largely on a contingent fee basis and share option awards related to performance criteria and the successful execution of responsibilities. None of the consultants are affiliates of Technology Visions.

Government Regulation

         The production and marketing of Technology Visions' products and technologies and its ongoing research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Failures or delays by Technology Visions or its affiliates or licensees in obtaining the required regulatory approvals would adversely affect the marketing of products that Technology Visions develops and Technology Visions' ability to receive product revenues or royalties.

Competition

         Technology Visions is active in the intensely competitive field of high technology research and development and competes against numerous public and private entities, some with substantially greater financial and human resources than Technology Visions. High technology research and development can be characterized as proceeding at a very rapid pace with frequent technological breakthroughs, some of which may render Technology Visions' technology and the products, if any, resulting therefrom, obsolete even before they are commercially marketed. Although many of Technology Visions' technologies are patented or patent applications covering some of the technologies have been filed, no assurance can be given that Technology Visions would be able to enforce successfully its current or future patents, if any future patents are issued, against alleged infringers. Further, Technology Visions does not expect that patent protection will preclude the ability of others to devise and market products which provide results similar to those which may result from Technology Visions' technology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Results of Operations

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999.

         Technology Visions had revenues of $-0- and $-0- for the nine months ended September 30, 2000 and 1999, respectively. General and administrative expenses increased to $461,432 in the first nine months of 2000 from $286,138 in the first nine months of 1999 as a result of expenses related to Technology Visions' focus on the commercialization of its technologies. Research and development expenses increased in the nine months ended September 30, 2000 to $689 from $-0- in 1999 as Technology Visions continued to refine its technologies. The compensatory element of stock options decreased in the nine months ended September 30, 2000 to $-0- from $405,000 in 1999.

         For the nine months ending September 30, 2000 and 1999, Technology Visions incurred operating losses of $319,631 and $860,669, respectively. Such operating losses have decreased since September 30, 1999. The losses are principally due to expenses incurred in the development of the technologies, including administrative expenses and interest and the compensatory element of stock options issued.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

         For the fiscal year ended December 31, 1999 and 1998, Technology Visions had no revenues. General and administrative expenses decreased from $490,711 in 1998 to $373,483 in 1999. For the years ended December 31, 1999 and December 31, 1998, Technology Visions incurred an operating loss of $635,209 and 877,054, respectively. It is anticipated that net-operating losses will continue through the next two years.

Plan of Operation

         Since 1996, Technology Visions has focused on the development and use of its polydimethylsiloxane-based Polymer Encapsulation Technology (PET) as a method for stabilizing and encapsulating various radioactive and toxic waste materials leading to a final waste form for disposal.

         Significant progress has been attained as evidenced by the success achieved on test and evaluation contracts completed for Lockheed Martin Idaho Technologies Company (LMITCO) and Bechtel BWXT, in conjunction with the U. S. Department of Energy, Idaho Operations Office, Idaho Falls, ID. Technology Visions' business plan and near term strategy will focus its human resources and funding on developing PET as an advanced technological solution to various radioactive and toxic waste materials identified for disposal by the Department of Energy.

         As a next step in product acceptance, Bechtel BWXT and Technology Visions, together with input from the Microscale Physiochemical Laboratory at the University of Akron and the U. S. Department of Energy are involved in discussions for utilizing Technology Visions' PET as a potential transportation medium in addition to a stabilization and encapsulation material for final disposal. The elastomeric properties and material characteristics of PET are of particular benefit in eliminating the potential risk that would occur in the transportation of the waste from one site to another for long term storage or disposal.

         After product performance evaluations are successfully completed for stabilizing and encapsulating the waste, a pilot plant evaluation is normally conducted. The pilot plant demonstrates actual processing methods and applications incorporating both PET and selected waste materials.

         Building on the successes achieved under the Lockheed Martin contracts, the marketing strategy is to build a substantial government and private sector business in which Technology Visions' system will be used in the containment of various radioactive and heavy metal wastes. Work has begun with initial contacts being made with industry leaders in the waste management and waste remediation sectors and potential end-users of the technology. Ultimately, Technology

Visions plans to develop strategic relationships with prime contractors throughout the waste management industry.

         Since its incorporation in 1985, Technology Visions has engaged in the research, development, acquisition and licensing of technologies. Initially, Technology Visions concentrated its efforts in the areas of coating, technologies and new material technologies. During the period from 1985 to 1994, Technology Visions completed much of the initial research and development for each of these technologies and the process has developed specific, discrete product lines for each technology, and has developed multiple vertical market applications for each of them, such as for the aerospace, automotive, construction and other industries.

         Technology Visions' business plan is to develop each technology discussed herein for multiple market applications and then possibly license each to an unaffiliated entity which will engage in manufacturing, marketing, joint venture and sublicensing strategies with respect to each technology or application as best suits each technology.

         Until completion of the final development of a technology and the commencement of sales, Technology Visions will have no operating revenues but will continue to incur substantial expenses. No assurances can be given that Technology Visions can complete development of any technology or that, if any technology is fully developed, that it can be manufactured on a large-scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a development stage entity, Technology Visions is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of Technology Visions.

Liquidity and Capital Resources

         At September 30, 2000, Technology Visions had a stockholders' deficiency and a working capital deficit of $2,493,000 and $2,563,000, respectively. Technology Visions had a ratio of liabilities to tangible assets of 28 to 1 as of September 30, 2000.

         On December 31, 1999, Technology Visions had an accumulated deficit and a working capital deficit of $15,530,825 and $3,407,853, respectively. Technology Visions had a significant reduction in the ratio of liabilities to tangible assets from 56 to 1 as of December 31, 1998 to approximately 33 to 1 as of December 31, 1999. Technology Visions continues to be in default on a significant number of notes that total approximately $1,522,000 in principal as of December 31, 1999. The report of Technology Visions' independent certified public accountants notes an uncertainty with regard to the ability of Technology Visions to continue as a going concern.

         To date, Technology Visions has funded its operations from the private sales of common stock or notes, most of which have been converted into common stock, and a self-underwritten public offering of $1,000,000 of common stock under Rule 504 of Regulation D. Such sales have been able to fund only minimal operations and technological developments. Development and exploitation of technologies have been delayed by lack of adequate funding.

         Technology Visions is exploring additional sources of working capital including borrowings, sales of securities, joint ventures and licensing of technologies. While no assurance can be given, management believes that Technology Visions can raise adequate capital to keep Technology Visions functioning at a minimum level of operation in the next fiscal year. On December 28, 2000, Technology Visions entered into a 10% Secured Convertible Debenture Agreement, in which Technology Visions issued debentures to certain investors for $750,000. The debentures are convertible into shares of common stock subject to the terms and conditions of the agreement. Although there can be no assurance, management believes this funding will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements through the next twelve months.

     Technology Visions is exploring ways to reduce its existing liabilities including exchanging some of such liabilities with affiliates and others for shares of its common stock. No assurance can be given that such efforts will be successful.

     Technology Visions does not expect to make any significant capital purchases in 2000, except for possible equipment for the Polymer Encapsulation Technology.

DESCRIPTION OF PROPERTY

         Technology Visions maintains its principal executive offices in Carlsbad, California where it occupies a 1,500 square foot office at 5950 La Place Court, Suite 140, Carlsbad, California 92008 pursuant to a lease from an unaffiliated third party for $1,563 per month. The lease expires in July 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Organization Within Last Five Years."

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Since April 29, 1994, Technology Visions' common stock has been listed on the NASD OTC Electronic Bulletin Board and continues to be traded on such market on a limited basis. The table below shows the high and low bid prices as reported by the OTC-BB. Technology Visions trades under the symbol "TVGR." The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

Calendar Year ended December 31:


1998                       High             Low


                                       31

First Quarter              $0.62            $0.34
Second Quarter             $0.52            $0.30
Third Quarter              $0.42            $0.20
Fourth Quarter             $0.30            $0.16

1999

First Quarter              $0.30            $0.17
Second Quarter             $0.26            $0.18
Third Quarter              $0.25            $0.15
Fourth Quarter             $0.25            $0.18

2000

First Quarter              $0.95            $0.37
Second Quarter             $0.74            $0.26
Third Quarter              $0.36            $0.20
Fourth Quarter             $0.36            $0.18

         There were approximately 1,500 shareholders of record of common stock as of January 23, 2000. Technology Visions has not paid cash dividends on its common stock and does not intend to do so in the foreseeable future. Technology Visions intends to retain earnings, if any, to provide funds for its operations. Future dividend policy will be determined by the board of directors based upon conditions then existing including Technology Visions' earnings and financial condition, capital requirements and other relevant factors.

EXECUTIVE COMPENSATION

Cash Compensation

         The following table presents, for each of the last three fiscal years, the annual compensation earned by the chief executive officer and the most highly compensated executive officers of Technology Visions for the three fiscal years ended December 31, 1999:

Summary Compensation Table

                                       Annual                         Long Term
                                       Compensation                   Compensation
----------------------------------------------------------------------------------------------
Name and                  Year           Salary             Bonus       Stock Awards or
Principal                                                               Other Compensation
Position
----------------------------------------------------------------------------------------------
James B. Lahey,           1999           $120,000(1)        0           0
President                 1998           $120,000(1)        0           0
                          1997           $120,000(1)        0           0
----------------------------------------------------------------------------------------------
James A. Giansiracusa,    1999           $132,000(1)        0           0
Vice President,           1998           $132,000(1)        0           0
                          1997           $132,000(1)        0           0
----------------------------------------------------------------------------------------------


                                       32

----------------------------------------------------------------------------------------------
Operations
----------------------------------------------------------------------------------------------
Stephen V. Prewett,       1999           $0                 0           0
Vice President,           1998           $0                 0           0
Technology                1997           $108,000(1)        0           0
Development
-----------------------------------------------------------------------------------------------

(1) The amounts stated above have not been fully paid and Messrs. Lahey, Giansiracusa, and Prewett have agreed to deferred compensation in the amount totaling $1,005,600 from deferrals in the three fiscal years reflected in the above table.

         Technology Visions entered into employment agreements effective April 1, 1995, with its key employees, Messrs. Lahey, Giansiracusa, and Prewett, to serve in the positions set forth above for a period of two years, and unless otherwise terminated, to continue year by year thereafter. The basic annual salaries under the employment agreements are $120,000, $132,000, and $108,000, respectively, subject to a 40% deferral that will be paid when Technology Visions' financial condition permits such payment. During portions of 1995 to the present, key officers have deferred salaries in amounts significantly greater than 75% so cash could be applied to Technology Visions' operations.

Compensation of Directors

         Outside non-officer directors will receive $500 for each directors' meeting physically attended, plus out-of-pocket expenses incurred in connection with attending any such meeting.

         The compensation of officers and directors is subject to review and adjustment from time to time by the board of directors.

1995 STOCK OPTION PLAN

         The board of directors and stockholders of Technology Visions adopted the 1995 Stock Option Plan in February 1995. Under the Option Plan, 5,000,000 shares of Technology Visions' common stock, subject to certain adjustments, are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either (i) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or
(ii) nonqualified stock options. Incentive stock options may be granted under the Option Plan to employees, including officers and directors who are employees, of Technology Visions on the date of grant. Nonqualified options may be granted to (i) officers and directors of Technology Visions on the date of the grant, without regard to whether they are employees, and (ii) consultants, advisors to, agents or independent representatives of Technology Visions.

         By its terms, the Option Plan is to be administered by a committee appointed by the board of directors which shall consist of either the entire board of directors, all of whom must be disinterested persons, or by a committee of two or more persons, who must be directors, all of whom must be disinterested persons and who serve at the discretion of the board of directors. Subject to the provisions of the Option Plan, the committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and such other terms and conditions as it deems appropriate. However, directors who are not officers of Technology Visions will only receive automatic grants of non-qualified stock options on a periodic basis pursuant to a formula specified in the Option Plan.

         Incentive stock options granted under the Option Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant, i.e. 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of Technology Visions. Options granted under the Option Plan will expire, not more than ten years from the date of the grant, five years in the case of incentive options of employees holding ten percent or more of the voting stock of Technology Visions, subject to earlier termination under the Option Plan. Optionees under the Option Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of Technology Visions common stock that they already own.

         The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal year ended December 31, 1999 and unexercised options held as of the end of the fiscal year.

                    Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

----------------------------------------------------------------------------------------------------------------------
Name                        Shares       Value       Number of Securities Underlying     Value of In-the-Money
                            Acquired    Realized     Unexercised                         Options/SARS at FY-End
                            on          ($)          Options/SARs at FY-End              ($)
                            Exercise                 Exercisable/Unexercisable           Exercisable/Unexercisable
                            (#)
----------------------------------------------------------------------------------------------------------------------
James B. Lahey              0            0            500,000/0                           $160,000/$0
----------------------------------------------------------------------------------------------------------------------
James A. Giansiracusa       0            0            1,556,593/0                         $498,109/$0
----------------------------------------------------------------------------------------------------------------------
Stephen V. Prewett          100,000      0            694,783/0                           $254,330/$0
----------------------------------------------------------------------------------------------------------------------
Ian C. Gent                 0            0            200,000/0                           $64,000/$0
----------------------------------------------------------------------------------------------------------------------
William N. Whelen           0            0            200,000/0                           $64,000/$0
----------------------------------------------------------------------------------------------------------------------

         Values reflected above are based on the closing price of $ .32 per share of Technology Visions' common stock for the last business day of the fiscal year.

FINANCIAL STATEMENTS

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES

                              INDEX TO FORM 10-KSB

                                DECEMBER 31, 1999


INDEPENDENT AUDITORS REPORT                                     F-2


CONSOLIDATED BALANCE SHEET                                      F-3
    At December 31, 1999


CONSOLIDATED STATEMENTS OF OPERATIONS                           F-4
    For the Years Ended December 31, 1998 and 1999


CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIENCY              F-5
    For the Year Ended December 31, 1998 and 1999


CONSOLIDATED STATEMENTS OF CASH FLOWS                           F-6
    For the Years Ended December 31, 1998 and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   F-7 - F-27

To the Stockholders of
Orbit Technologies Inc. and Subsidiaries

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of Orbit Technologies Inc. and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbit Technologies Inc. and Subsidiaries as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has not generated any revenue, to-date, from any of its products or technologies, and incurred a net loss of approximately $635,000 during the year ended December 31, 1999. Further, as of December 31, 1999, the Company had a working capital deficiency of approximately $3,408,000 and stockholders' deficiency of approximately $3,321,000. As described more fully in Notes 1, 7 and 11 to the consolidated financial statements, the Company is in default on its loan agreements with various individuals, certain of whom have filed a lawsuit, and is in arrears on accounts with certain vendor creditors which, among other things, causes the balances to become due on demand. The Company is not aware of any alternate sources of capital to meet such demands, if made. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       TABB, CONIGLIARO & McGANN, P.C.

New York, NY
March 27, 2000

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                              AT DECEMBER 31, 1999

                                     ASSETS
                                     ------



Current Assets:
  Cash                                                                          $     81,587
                                                                                ------------

    Total Current Assets                                                              81,587

Property and Equipment - At cost, net of accumulated depreciation and
    allowance against equipment expenditures                                          19,867

Intangible Assets, Net of accumulated amortization                                    62,677

Other Assets                                                                           4,800
                                                                                ------------

    Total Assets                                                                $    168,931
                                                                                ============

                     LIABILITIES AND STOCKHOLDERS DEFICIENCY



Current Liabilities:
  Accounts payable and accrued liabilities                                      $  1,967,349
  Notes payable                                                                    1,522,091
                                                                                ------------

    Total Current Liabilities                                                      3,489,440
                                                                                ------------

Commitments, Contingencies and Other Matters
  (Notes 1, 2, 3, 6, 7, 8 and 11)

Stockholders' Deficiency:
  Preferred stock - par value $.01 per share; shares authorized
    - 1,000,000; shares issued and outstanding - none                                      -
  Common stock - par value $.01 per share; shares authorized -
    50,000,000;  shares issued and outstanding - 36,822,805                          368,228
  Additional paid-in capital                                                      11,842,088
  Accumulated deficit                                                            (15,530,825)
                                                                                ------------

    Total Stockholders' Deficiency                                                (3,320,509)
                                                                                ------------

    Total Liabilities and Stockholders' Deficiency                              $    168,931
                                                                                ============


See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        For the Years Ended
                                                                                             December 31,
                                                                                ----------------------------------
                                                                                     1998                 1999
                                                                                --------------       -------------
Revenue                                                                         $     -              $     -
                                                                                --------------       -------------
Costs and Expenses:
  Research and development                                                            7,416                      -
  General and administrative                                                        490,711                373,483
  Compensatory element of common stock and options                                   83,334                405,000
  Amortization of financing costs                                                    30,281                      -
  Debt conversion expense                                                            59,000                 96,343
  Interest expense                                                                  198,762                160,638
  Other expense (income) , net                                                        7,550               (400,255)
                                                                                -----------              ---------

      Total Costs and Expenses                                                      877,054                635,209
                                                                                -----------              ---------

Net Loss                                                                        $  (877,054)             $(635,209)
                                                                                ===========              =========
PER SHARE DATA:

Basic and Diluted Loss Per Share                                                     $(.03)                  $(.02)
                                                                                     =====                   =====

Weighted Average Common Shares Used in Basic and Diluted Loss
   Per Share                                                                     30,997,491             34,359,349
                                                                                ===========             ==========


See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS DEFICIENCY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999



                                                              Common Stock
                                                          ----------------------     Additional      Acumulated
                                                           Shares       Amount     Paid-in Capital     Deficit
                                                          ----------   ---------   ---------------  -------------
Balances at December 31, 1997                             27,115,768   $ 271,158     $10,193,132    $(14,018,562)

Issuance of stock for conversion of notes payable          4,340,059      43,401         490,834             -
Issuance of stock in settlement of litigation                 40,000         400           7,150             -
Stock issued in connection with compensatory obligations     250,000       2,500          52,500             -
Stock option issued in connection with consulting agreement      -           -            20,000             -
Cancellation of stock for non-payment of note receivable    (260,000)     (2,600)            -               -
Satisfaction of notes receivable in exchange for services       -           -                -               -
Issuance of stock for cash                                   998,889       9,989         271,111             -
Amortization of unearned financing fees                          -           -               -               -
Debt conversion expense                                          -           -            59,000             -
Net loss                                                         -           -               -          (877,054)
                                                          ----------   ---------     -----------    ------------
Balances at December 31, 1998                             32,484,716     324,848      11,093,727     (14,895,616)

Issuance of stock for cash                                   815,396       8,154         131,846             -
Issuance of stock for conversion of notes payable and
related accrued interest                                     675,875       6,758         137,640
Issuance of stock for accrued interest                         2,500          25             475             -
Debt conversion expense                                          -           -            96,343             -
Issuance of stock for accrued expenses                        19,318         193           3,307             -
Exercised stock options                                      300,000       3,000               -             -
Stock awarded to directors and officers                    2,400,000      24,000         360,000             -
Stock awarded to employee                                    125,000       1,250          18,750             -
Net loss                                                         -           -               -          (635,209)
                                                          ----------   ---------     -----------    ------------
Balances at December 31, 1999                             36,822,805   $ 368,228     $11,842,088    $(15,530,825)
                                                          ==========   =========     ===========    ============

                                                             Unearned       Notes
                                                           Compensation   Receivable
                                                            and Finance     from
                                                              Charges    Stockholders        Total
                                                            -----------  -------------    -----------
Balances at December 31, 1997                               $ (30,281)     $ (10,934)     $(3,595,487)

Issuance of stock for conversion of notes payable                 -              -            534,235
Issuance of stock in settlement of litigation                     -              -              7,550
Stock issued in connection with compensatory obligations          -              -             55,000
Stock option issued in connection with consulting agreement       -              -             20,000
Cancellation of stock for non-payment of note receivable          -            2,600              -
Satisfaction of notes receivable in exchange for services         -            8,334            8,334
Issuance of stock for cash                                        -              -            281,100
Amortization of unearned financing fees                        30,281            -             30,281
Debt conversion expense                                           -              -             59,000
Net loss                                                          -              -           (877,054)
                                                           ----------      ---------      -----------
Balances at December 31, 1998                                     -              -         (3,477,041)

Issuance of stock for cash                                        -              -            140,000
Issuance of stock for conversion of notes payable and
related accrued interest                                          -              -            144,398
Issuance of stock for accrued interest                            -              -                500
Debt conversion expense                                           -              -             96,343
Issuance of stock for accrued expenses                            -              -              3,500
Exercised stock options                                           -              -              3,000
Stock awarded to directors and officers                           -              -            384,000
Stock awarded to employee                                         -                            20,000
Net loss                                                          -              -           (635,209)
                                                           ----------      ---------      -----------
Balances at December 31, 1999                               $     -              -        $(3,320,509)
                                                           ==========      =========      ===========


See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   For the Years Ended
                                                                                       December 31,
                                                                                ----------------------------
                                                                                  1998              1999
                                                                                ----------       -----------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                     $ (877,054)      $  (635,209)
   Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization                                            25,567            25,000
           Amortization of unearned and deferred finance costs                      30,281                 -
           Compensatory element of common stock and options                         83,334           405,000
           Gain from write-off of old obligations                                        -         (352,558)
           Debt conversion expense                                                  59,000            96,343
           Loss on litigation settlements                                            7,550                 -
           Issuance of stock for accrued expenses                                        -             3,500

       Cash provided by (used for) the change in assets and liabilities:
            Decrease in other assets                                                 9,215                 -
            Increase in accounts payable and accrued liabilities                   327,202           242,644
                                                                                ----------       -----------

             NET CASH USED IN OPERATING ACTIVITIES                                (334,905)         (215,280)
                                                                                ----------       ----------

 CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of stock                                                     281,100           140,000
   Proceeds from exercise of stock options                                               -             2,000
   Proceeds from loans                                                              94,500           134,500
   Repayment of officer loan payable                                               (23,959)          -
                                                                                ----------       -----------

           NET CASH PROVIDED BY FINANCING ACTIVITIES                               351,641           276,500
                                                                                ----------       -----------

 INCREASE IN CASH                                                                   16,736            61,220

 CASH - BEGINNING                                                                    3,631            20,367
                                                                                ----------       -----------

 CASH - ENDING                                                                  $   20,367       $    81,587
                                                                                ==========       ===========


See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1 -      BUSINESS AND CONTINUED OPERATIONS

               Orbit Technologies Inc. (the "Company") was incorporated in the State of Delaware on April 29, 1985. The Company is a technology portal for new and innovative technologies, engineering ideas, methods and processes. The Company's business plan is to develop or acquire new or innovative technologies that the Company believes hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it is the Company's intention to either spin it off as a separate business entity, or license or sell to an affiliated or unaffiliated entity that, at that time, becomes responsible for the production, marketing and sales of such products or services. The Company's technologies are undergoing certain feasibility studies and/or actual tests and evaluations. To date, the Company has not financially benefited from the commercialization of any of its technologies.

               The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, for the years ended December 31, 1998 and 1999, the Company incurred net losses of approximately $877,000 and $635,000, respectively, and as of December 31, 1999, had a stockholders' deficiency and a working capital deficiency of approximately $3,321,000 and $3,408,000, respectively. The Company is also in default on a significant number of loan agreements which total approximately $2,036,000 in principal and interest as of December 31, 1999, and is in arrears with substantially all of its other payables and accrued liabilities. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large-scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

               The Company is exploring additional sources of working capital including private borrowings, sales of its securities, joint ventures and licensing of technologies. While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning at a minimum level of operation in 1999. For the year ended December 31, 1999, the Company's proceeds from all financing activities amounted to approximately $276,500 (see Note 13).

NOTE  1 -      BUSINESS AND CONTINUED OPERATIONS (Continued)

               The Company is exploring ways to reduce its existing liabilities, including exchanging certain of its liabilities for shares of its common stock. For the year ended December 31, 1999, the Company exchanged $125,000 of principal on various promissory notes for shares of common stock (see Note 13).

               To date, the Company has not completed its restructuring of the remaining debt and the Company continues to be in default under such agreements. On March 6, 1997, one group of note holders, representing $600,000 of the promissory notes outstanding as of December 31, 1997, has filed a lawsuit against the Company to recover loans and other monies provided to the Company. During June 1998, the Company and the note holders reached a tentative settlement, which is subject to the approval of the majority of the shareholders and approval of the residing court (see Note
               3b).

               The Company's ability to continue as a going concern is dependent upon obtaining the additional financing, restructuring and/or curing the defaults on its debt, completion of research and development and the successful marketing of its technologies. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE  2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

               All material intercompany balances and transactions have been eliminated in consolidation.

               USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE  2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               FAIR VALUE OF FINANCIAL INSTRUMENTS

               Cash and cash equivalents, note receivable, accounts payable, accrued expenses, due to stockholders and notes payable are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value.

               CASH AND CASH EQUIVALENTS

               The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

               CONCENTRATION OF CREDIT RISK

               Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily trade accounts receivable. Ongoing credit evaluations of customers' financial condition will be performed and generally no collateral will be required.

               EQUIPMENT AND FIXTURES

               Equipment and fixtures are recorded at cost. Depreciation is provided using the accelerated and straight-line methods over the estimated useful lives of the related assets as follows:

                       DESCRIPTION                                      YEARS
                Furniture and fixtures                                    7
                Computer hardware and software                            5

                INTANGIBLE ASSETS

               Patent costs, which include legal costs and filing fees, are being amortized on the straight-line method over the shorter of the estimated economic life of the patents or seventeen years.

               INCOME TAXES

               The Company provides for deferred tax liabilities and assets based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

NOTE  2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               DEFERRED AND UNEARNED FINANCE COSTS

               Deferred and unearned finance costs represent expenses incurred and common shares issued to obtain financing for the Company and are amortized over the life of the related debt obligation.

               REVENUE RECOGNITION

               Revenue from license fees will be recognized in the year received. Revenue from the sale of technology will be recognized in the period in which it is earned.

               RESEARCH AND DEVELOPMENT COSTS

               Research and development costs are charged to expense as incurred, unless they are reimbursed under specific contracts. The costs of materials and equipment that are acquired or constructed for research and development activities, and have alternative future uses (either in research and development, marketing or production), are classified as property and equipment and depreciated over their estimated useful lives. Certain software development costs are capitalized.

               STOCK-BASED COMPENSATION

               As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees. In accordance with the provisions of SFAS No. 123, the Company discloses the proforma effects of accounting for these arrangements using the minimum value method to determine fair value.

               LOSS PER SHARE

               Basic earnings per share (Basic EPS) are computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Securities that could potentially dilute Basic EPS in the future, that were not included in the computation of Diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of options, warrants, convertible notes and convertible accrued salaries discussed in Notes 7, 8 and 11 to the accompanying financial statements.

NOTE  2 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               IMPAIRMENT OF LONG-LIVED ASSETS

               During 1996, the Company adopted the Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

               The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in 1996. In December 1997, the Company recorded a charge of $223,064 related to special use assets under construction (Note 4).

               IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

               In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which revises the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on the Company's financial position or results of operations.

NOTE  3-       COLLABORATION AGREEMENTS

               In March 1998, the Company signed a contract with Lockheed Martin Idaho Technologies Company (LMITCO) for evaluating Orbit's proprietary polymer system, as an encapsulating agent for radioactive ash. In July 1998, this contract was modified to test Orbit's polymer system with a low-level calcine waste surrogate material. The results recommended that pre-treatment options be explored in more detail for chromium and cadmium and, therefore, be recommended as a treatment option leading to the disposal of the low level waste stream.

               In June 1999, the Company signed a contract with Lockheed Martin Idaho Technologies Company (LMITCO) to evaluate Orbit's proprietary and patent pending Polymer Encapsulation Technology with a surrogate waste processed at the Idaho Nuclear Technology and Engineering Center (INTEC). The results recommended the U.S. Department of Energy (DOE) fund a pilot plant to demonstrate Orbit's technology.

NOTE 4 -       PROPERTY AND EQUIPMENT - NET

               Property and equipment, net, consisted of the following at December 31, 1999:



                      Office furniture and fixtures                                $   46,605
                      Research laboratory furniture and fixtures                       65,087
                      In-process machinery                                            223,064
                                                                                   ----------

                              Sub-total                                               334,756

                      Accumulated depreciation                                        (91,825)
                      Valuation allowance for in-process machinery                   (223,064)
                                                                                   ----------

                                                                                   $   19,867
                                                                                   ==========

               During the year ended December 31, 1997, the Company provided for a $223,064 valuation allowance for a probable loss against two machines, which have not been placed in service to date. The valuation allowance is equal to the aggregate cost of the machines.

               Depreciation expense for the years ended December 31, 1998 and 1999 was $20,437 and $19,868, respectively.

NOTE  5 -      INTANGIBLE ASSETS

               Intangible assets consisted of the following at December 31, 1999:



                           Patent costs                                            $   87,212
                           Accumulated amortization                                   (24,535)
                                                                                   ----------

                                                                                   $   62,677
                                                                                   ==========

               Patent costs are being amortized over seventeen years on the straight-line method.

               Amortization expense for the years ended December 31, 1998 and 1999 was $5,130 and $5,132, respectively.

NOTE  6 -      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

               Accounts payable and accrued liabilities consist of the following at December 31, 1999:



                           Salary and related taxes (Note 11)                      $1,017,592
                           Professional fees                                          293,730
                           Interest                                                   513,471
                           Consulting                                                  39,739
                           Miscellaneous                                              102,817
                                                                                   ----------

                                                                                   $1,967,349
                                                                                   ==========

NOTE  7 -      NOTES PAYABLE



               Notes payable consisted of the following at December 31, 1999:

                 a)   Represents four promissory notes aggregating $170,000,  all of which are past due,  with  interest  at 15%.  During  the year ended  December 31,  1999,  the Company  reversed  $120,000 of these  notes,  which  date back to 1992 and 1993.  The gain is reflected in the  accompanying  financial  statements as other
                      income  of  $246,313,   which  includes  $126,313  of  accrued
                      interest related to these notes.                                            $ 50,000

                 b)   Represents a settlement  agreement entered into during 1995 to pay  past due  consulting  fees.  Under  such  agreement,  the
                      Company  is  required  to repay  this  debt from  proceeds  of future  equity or debt  financings  as follows:  6% of the 1st
                      $1,000,000 - $60,000;  7% of the 2nd $1,000,000 - $70,000;  8%
                      of the 3rd $1,000,000 - $80,000;  6.425% of the 4th $1,000,000
                      - $64,250.                                                                   274,250

                 c)   Represents  $100,000  in a one-year  promissory  note  bearing interest at 10% per annum,  due September  13, 1996.  The note and related accrued  interest is convertible into common stock at  $0.60  per  share,  with  automatic  conversion  upon  the
                      effectiveness   of  a   Registration   Statement   under   the
                      Securities  Act of  1933.  As part of a  settlement  agreement with a note  holder,  during the first  quarter  of 1999,  the
                      Company  agreed to convert  principal  of $50,000  and accrued interest of $18,281,  relating to a note  payable  outstanding at December 31, 1998,  into  273,132  shares of the  Company's common  stock.  Under the original  loan  agreement,  the debt was  convertible,  at the option of the note holder,  at $0.60 per share.  The  difference  between the  original  conversion rate of $0.60  and the  actual  conversion  rate of $0.25  was reflected in the  accompanying  financial  statement as a debt
                      conversion expense of $95,593 (see Note 13).                                  50,000

NOTE  7 -       NOTES PAYABLE (Continued)



                 d)   During the years ended December 31,1999,  1998, 1997 and 1996, the Company  borrowed  $27,000,  $-0-,  $76,800  and  $51,000, respectively,  from its officers and issued  convertible notes to reflect these  borrowings.  Each note bears interest of 10%
                      per  annum  and is due one year from the  issuance  date.  The notes  principal and accrued  interests are  convertible  into common stock at prices  ranging from $0.10 and $0.22 per share of  debt.  During  the  year  ended  December  31,  1998,  the
                      Company  repaid  $23,959 in principal  and $24,941 in interest
                      to an officer.  The remaining notes are in default.                          $130,841

                 e)   During  the  years  ended  December  31,  1999 and  1998,  the
                      Company  borrowed  $25,000  and  $85,000,  respectively,  from three  private  investors  and issued  convertible  promissory notes that mature  during  November  1999.  The interest  rate on these  promissory  notes  range  between  8% and  10%.  The notes principal  balance and accrued interest can be converted
                      into  the   Company's   common   stock  at  the  market  price
                      discounted  by 20% of the  average  bid price  for the  period five  days  prior to the date of  conversion.  In  January  of
                      1999, one of the private  investors  converted their note with principal of $25,000 and related  accrued  interest of $362 at
                      the above rate into 120,771 shares of common stock.                            85,000

                 f)   Represents  one-year  promissory  notes due at  various  dates during  1996 at  interest  rates  ranging  from 10% to 15% per
                      annum.   Notes  with  principal   amounting  to  $350,000  and
                      related accrued  interest are convertible into common stock at prices ranging from $.10 - $.22 per share.

                      The Company is in default under these obligations. In June of 1998,  a tentative  settlement  was  reached,  which is subject to shareholder  and court approvals (see Note 11 -
                      Benveniste Litigation).                                                      $600,000



                 g)   On May 27, 1997, the Company entered into an installment  loan agreement with an individual  shareholder to borrow  $300,000, payable in $100,000 installments on May 27,1997,  September 5,
                      1997 and  December  3, 1997.  As of  December  31,  1998,  the
                      shareholder  has  advanced  the Company  $299,500  against the
                      $300,000 loan agreement.  The installment  loan bears interest at  12%  per  annum  and is due on  May  27,  1999.  The  loan agreement provides for a minimum semi-annual  interest payment of  $6,000  commencing  December  6,  1997,  which was paid in
                      January  1998.  The Company  has  defaulted  on the  remaining semi-annual  payments.  The installment note is collateralized by the Company's rights,  titles and patents,  to a technology
                      known as Ceramic Silicone Foam.                                             299,500

                 h)   During the second  quarter of 1999,  the Company  received the proceeds  of a $32,500  loan from two  individuals.  The terms
                      of the loans have not yet been determined.                                   32,500
                                                                                                ----------
                                                    Total Notes Payable                         $1,522,091
                                                                                                ==========

NOTE  8 -       STOCKHOLDERS' EQUITY

               a)   COMMON STOCK TRANSACTIONS

                    1999:

                    During the year ended December 31, 1999, the Company sold 815,396 shares of common stock for $140,000 in cash. The Company paid interest expense of $500 by the issuance of 2,500 common shares.

                    During the third quarter of 1999, the Company awarded its directors and officers 2,400,000 shares of the Company's common stock. The shares were issued based on years of service provided to the Company. The common stock was valued at $0.16 per share, for a total value of $384,000, which was reflected in the accompanying financial statements as a compensatory element of common stock and options.

                    In addition, during the year ended December 31, 1999, four directors and one officer were each granted stock options for 200,000 shares, of which 100,000 options are exercisable over two years, at a price of $0.50 per share, and 100,000 options are exercisable over three years, at a price of $1.00 per share, respectively.

               a)   COMMON STOCK TRANSACTIONS (Continued)

                    1999: (Continued)

                    During the third quarter of 1999, an individual exercised 200,000 non-qualified stock options, at an exercise price of $0.01 per share.

                    During the third quarter of 1999, the Company awarded an employee 125,000 share of the Company's common stock as additional compensation for services provided to the Company. The common stock was valued at $0.16 per share, for a total value of $20,000, which was reflected in the accompanying financial statements as a compensatory element of common stock and options.

                    During the third quarter of 1999, an officer of the Company exercised 100,000 non-qualified stock options, at an exercise price of $0.01, previously granted by the Company. The exercise price of $1,000 was reflected in the accompanying financial statements as a compensatory element of common stock and options.

                    During the year ended December 31, 1999, the Company converted $125,000 of principal and $19,398 of accrued interest into 675,875 shares of common stock.

                    During the third quarter of 1999, the Company issued 19,318 shares of common stock in settlement of services to an individual for $3,500. The difference between the conversion rate and the value of the services was reflected in the accompanying financial statements as a debt conversion expense of $750.

                    1998:

                    During the year ended December 31, 1998, the Company sold 998,889 shares of common stock for $281,100.

                    During the year ended December 31, 1998, the Company and certain of its debt holders agreed to convert $440,332 of principal and $93,903 of accrued interest into 4,340,059 shares of common stock.

                    As discussed further in Note 9, the Company entered into a settlement agreement during 1998. Pursuant to the agreement, the Company was required to issue an additional 40,000 shares of common stock, valued at $7,550, which was deemed the fair market value at the settlement date.

               a)   COMMON STOCK TRANSACTIONS (Continued)

                    1998: (Continued)

                    During the year ended December 31, 1998, the Company awarded 250,000 shares of common stock to a former employee, who performed consulting services during 1998. The Company has valued these shares at $55,000.

                    During the year ended December 31, 1998, the Company cancelled 260,000 shares of common stock for non-payment of a note receivable originating from a stock option that was exercised during 1995.

               b)   STOCK OPTIONS

                    The Company has granted options to purchase shares of the Company's common stock to officers, key employees, consultants and financing sources as follows:

                    (1)  1995 STOCK OPTION PLAN

                    The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders of the Company in February 1995. Under the Option Plan, 5,000,000 shares of the Company's common stock (subject to certain adjustments) are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either
                    (i) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, or (ii) non-qualified stock options. Incentive stock options may be granted under the Option Plan to employees (including officers and directors who are employees) of the Company on the date of grant. Non-qualified options may be granted to (i) officers and directors of the Company on the date of the grant, without regard to whether they are employees, and (ii) consultants or advisors to, agents or independent representatives of the Company.

                    Incentive stock options granted under the Option Plan may not have an exercise price less than the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of the Company). Options granted under the Option Plan will expire, not more than ten years from the date of the grant (5 years in the case of incentive options of employees holding ten percent or more of the

               b)   STOCK OPTIONS (Continued)

                    (1)  1995 STOCK OPTION PLAN (Continued)

                    voting stock of the Company) subject to earlier termination under the Option Plan. Optionees under the Option Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of Company common stock that they already own. Options generally become exercisable over a three-year period.

                    For options granted under the non-qualified plan, compensation expense is recorded on the date of grant and is measured by the amount per share that the fair market value of the underlying shares on the date of grant exceeds the grant price.

                    (2)  NON-QUALIFIED STOCK OPTIONS OUTSIDE THE OPTION PLAN

                    From time to time, the Company issues non-qualified stock options outside the option plan described in (1) above. These options are generally granted to consultants for past services and are granted to note holders in connection with financing agreements.

                    The Company entered into a consulting agreement with a scientist on February 1, 1998. Pursuant to the terms of the agreement, the Company granted the consultant two options to purchase 100,000 shares each of restricted common stock. Each stock option provides for an exercise price of $.01 per share and expires on March 31, 2000. The February 1, 1998 agreement provides for an additional option to purchase 100,000 shares at the above price if the consultant completes a phase of the project by a date to be determined by the Company and the consultant. The options for 200,000 shares of common stock were valued at $20,000 and were charged to operations during 1998. During 1999, the consultant exercised these options. The option to purchase an additional 100,000 shares of common stock was not earned as of December 31, 1999.

                    In addition, during the year ended December 31, 1999, four directors and one officer were each granted stock options for 200,000 shares, of which 100,000 options are exercisable over two years, at a price of $0.50 per share, and 100,000 options are exercisable over three years, at a price of $1.00 per share, respectively.

               b)    STOCK OPTIONS (Continued)

                    (3)  Shares Under Option

                    The following is a summary of activity and information relating to shares (rounded to whole shares) subject to option under the above described plans for the years ended December 31, 1998 and 1999:


                                                            Weighted                               Weighted
                                        Incentive           Average           Non-Qualified         Average
                                      Stock Options      Exercise Price       Stock Options     Exercise Price
                                     --------------      --------------       -------------     --------------
Outstanding - 12/31/97                      516,400      $       .79              4,830,672       $     .27
                                                         -----------                              ---------

Options granted - 1998:
  Outside the option plan -
     Consultants                                  -              -                 200,000              .01
Options expired:
  Outside the option plan -
     financing agreements
     ($.88)                                       -              -                (890,000)             .88
                                     --------------      -----------          ------------        ---------

Outstanding - 12/31/98                      516,400              .79             4,140,672              .08

Options granted - 1999:
  Outside the option plan -
     directors and officers                       -              -               1,000,000              .75
Options expired/cancelled:
  Outside the plan                                -              -                (160,000)             .87
Options exercised                                 -              -                (300,000)             .01
                                     --------------      -----------          ------------        ---------

Outstanding - 12/31/99                      516,400              .79             4,680,672              .20
                                     ==============      ===========          ============        =========

COMPOSITION AT 12/31/99:
  1995 stock option plan
    ($.50-$.87/share)                       516,400      $       .79
  1995 stock option plan
    ($.01/share)                                  -              -               2,244,976        $     .01
  Outside the option plan -
    Consultants
    ($.01-$1.06/share)                            -              -               1,435,696              .11
  Outside the option plan -
    directors and officers
    ($.50-$1.00/share)                      -                    -               1,000,000              .75
                                     --------------      -----------          ------------        ---------

Outstanding - 12/31/99                      516,400      $       .79             4,680,672        $     .20
                                     ==============      ===========          ============        =========

Total Value at Option Price                      $   406,200                              $   925,307
                                                 ===========                              ===========

Total Exercisable Value at
    Option Price                                 $   406,200                              $   467,307
                                                 ===========                              ===========

               b)    STOCK OPTIONS (Continued)

                    (3)  SHARES UNDER OPTION (Continued)

                    Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss for the year ended December 31, 1999 would have been approximately $733,000, or $(.02) per share, on a diluted basis. The fair value of the options granted during 1999 are estimated at $98,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 50%, a risk-free interest rate of 5% and an expected life of two years from date of vesting.

NOTE  9 -      OTHER (INCOME) EXPENSE

               Other (income) expense, net, consists of the following for the years ended December 31, 1998 and 1999:

                                                                                1998                  1999
                                                                            ------------        -------------
                 a) Gain from litigation settlement                         $          -        $     (47,697)
                 b) Gain from write-off of old obligations                             -             (352,558)
                 c) Loss from litigation settlement                                7,550              -
                                                                            ------------        -------------
                          Total                                             $      7,550        $    (400,255)
                                                                            ============        =============


          a) On June 21, 1999, the Company reached a settlement agreement and general release with Jeffer, Mangels, Butler & Marmaro, LLP, whereby the parties agreed that Orbit shall pay the sum of $60,000, which represents a comprise sum for the amounts due under a court judgment in favor of Jeffer, Mangels, Butler & Marmaro, LLP for past due services in the amount of $107,697, plus interest, at a rate of ten percent per annum from December 10, 1996, and costs, including reasonable attorney's fees in the amount of $30,671. This settlement resulted in a net gain of $47,697, which has been reflected as other income during the year ended December 31, 1999.

NOTE  9 -      OTHER (INCOME) EXPENSE (Continued)

               b) During the year ended December 31, 1999, the Company recorded a gain of $352,558 from the write-off of old obligations dating back to 1992 and 1993.

               c) During November 1998, the Company entered into a settlement agreement with a shareholder in connection with prior purchases of the Company's common stock. The settlement agreement provided for the Company to issue additional 40,000 shares of the Company's common stock, valued at $7,550, which was deemed the fair market value at the settlement date.

NOTE 10 -      INCOME TAXES

               The Company was not required to provide for a provision for income taxes for the years ended December 31, 1998 and 1999 as a result of net operating losses incurred during those years.

               The components of deferred tax assets and liabilities at December 31, 1999 consist of the following:


                  Deferred Tax Assets:

                      Net operating loss carryforwards                            $4,219,000
                      Tax effects of temporary differences (*)                     1,424,000
                      Start-up costs                                                  93,000
                                                                                  ----------

                          Total Gross Deferred Tax Assets                          5,736,000

                      Less: Valuation allowance                                    5,736,000
                                                                                  ----------

                           Net Deferred Tax Assets                                $   -
                                                                                  ==========

               (*) Temporary differences that give rise to the deferred tax asset at December 31, 1999 are primarily: compensatory element of grants of stock options, awards of common stock, allowance against equipment expenditures, and deferred officers compensation.

               The net change in the valuation allowance for deferred tax assets was an increase of $246,000.

               As of December 31, 1999, the Company had available approximately $10,547,000 of net operating losses for income tax purposes that may be carried forward to offset future taxable income, if any. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating loss carry forwards in the event of an ownership change as defined by the Internal Revenue Code.

               These carryforwards expire in the following approximate amounts:

                  YEAR OF EXPIRATION:
                          2000                                        $ 557,000
                          2001                                          726,000
                          2002                                           43,000
                          2003                                            2,000
                          2004                                            2,000
                          2005                                            1,000
                          2006                                            1,000
                          2007                                          937,000
                          2008                                        1,937,000
                          2009                                          932,000
                          2010                                        1,814,000
                          2011                                        1,611,000
                          2012                                          561,000
                          2018                                          773,000
                          2019                                          650,000
                                                                       ---------

                                                                    $10,547,000
                                                                    ===========

               A reconciliation between the statutory federal income tax rate (34%) and the Company's effective rate is as follows:

                                                              Years Ended December 31,
                                                             -------------------------
                                                                 1998            1999
                                                                -----           -----
                Federal statutory rate                          (34.0)%         (34.0)%
                Non-deductible expenses                            .4              .9
                Unutilized net operating loss                    33.6            33.1
                                                                ------          -----

                Effective rate                                    -0-   %         -0- %
                                                                 =====          =====

NOTE 11 -      COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

               LEASE OBLIGATION

               The Company has relocated and has signed a new operating lease for office space effective July 1, 1998. Monthly payments under this lease amount to: $1,450 per month from July 1, 1998 to June 30, 1999; $1,510 per month from July 1, 1999 to June 30, 2000;
               and $1,570 per month from July 1, 2000 to June 30, 2001.

               Rental expense for the years ended December 31, 1998 and 1999 was $27,723 and $20,478, respectively.

NOTE 11 -      COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

               EMPLOYMENT AND CONSULTING AGREEMENTS

               On April 1, 1995, the Company entered into three employment agreements with its then current officers. The agreements provide for monthly salaries aggregating $30,000 over an initial two-year period ending March 31, 1997, and provide for automatic annual renewals. The officers have agreed to defer 40% of their respective salaries until a financing of at least $3.5 million is raised by the Company. Effective January 1, 1997, one of the three officers elected to terminate their contract, which was mutually agreed to by the Company.

               For each of the years ended December 31, 1998 and 1999, the expense recorded under the remaining agreements amounted to $252,000. At December 31, 1999, unpaid obligations under these agreements amounted to $1,005,600 and are convertible into common stock at $.22 per share.

               POTENTIAL SECURITIES ACT LIABILITIES

               The Company has sold securities and notes without registration under the Securities Act of 1933, as amended (the "Act"), or without qualification under the securities (blue sky) laws of certain states. As a result of such sales, and a subsequent transfer of the shares by the original purchasers, the Company has not determined it can claim valid exemptions for such sales since the burden of proving any exemption is on the Company.

               Therefore, no assurances can be given as to the existence or extent of any liability, which may result for violating the registration or qualification provisions of the federal or state securities laws. The Company thus may have a continuing contingent liability under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and various state securities laws for an undetermined amount for an undetermined period.

               POTENTIAL LIABILITY FOR OVER-ISSUANCES

               Between December 16, 1992 and February 17, 1994, the Company issued approximately 15 million more shares of its common stock than it had authorized by its Certificate of Incorporation. As a result of cancellations during 1997 and a tentative settlement discussed in Note 11e, the remaining amount has been reduced to approximately 2 million shares.

               It is conceivable that some shareholders will try to hold the Company responsible for the acts of its former officers and directors with respect to the issuance of such stock in excess of the Company's authorized shares. The potential liability is unknown, but could be significant. It could also interfere with the settlement of the Benveniste litigation (Note 11e). Orbit anticipates pursuing an action in Delaware to resolve this matter.

NOTE 11 -      COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

               MANAGEMENT COMPENSATION PLAN

               On January 3, 1997, the Board of Directors instituted an incentive compensation plan for two of the Company's key personnel. The plan provides that each executive would be issued 100,000 shares of common stock for the achievement of each of the five events described as follows:

               1.   An increase in the common stock price to $1.00 per share.

               2. First revenue producing contract.

               3.   A singular funding of $1,000,000 or more.

               4. The filing of registration statement or the reduction of debt over $1,000,000 via a stock conversion or other means.

               5. Cancellation and or the surrender of shares by former officers, directors, consultants, etc. who are subject to various legal action by the Company.

               No compensation was earned under this plan for the years ended December 31, 1998 and 1999.

               LITIGATION/DISPUTES

               a) A technology referred to as the Metafuse technology was utilized to coat copper-alloy resistance welding electrodes (welding tips) through the fusion of titanium carbide or molybdenum tungsten onto and into copper-alloy welding tips ("TiTRODEs"). TiTRODE type electrodes were sold to Chrysler by a Canadian corporation, with which the Company claims to have an written agreement beginning in January 1994, whereby the two parties would share net revenues derived from the sale of TiTRODEs. The Canadian corporation has not acknowledged the validity of such agreement, and to-date, no monies or any financial information have been received by the Company. The Company intends to retain legal counsel to enforce its agreement. No action was taken during 1998 and 1999.

NOTE 11 -      COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

               b) BENVENISTE, ET. AL. VS. ORBIT AND ITS OFFICERS. The action was filed on March 6, 1997 in the Los Angeles Superior Court. The action is to collect principal, interest and other fees and damages relating to various promissory notes executed between the plaintiffs and Orbit during 1992 totaling $197,000 and additional loans made during 1995 totaling $600,000.

                    The plaintiffs allege that the defendants violated the securities laws of the state of California and made negligent misrepresentations related to Company's technologies, thereby inducing them to loan monies to the Company. The plaintiffs also allege that, pursuant to an oral agreement with an officer of the Company, the exercise price for various stock options to acquire Orbit stock was reduced to $0.10 per share and the conversion price under various convertible loan agreements between the plaintiffs and Orbit was also reduced to $0.10.

                    Further, the plaintiffs allege that they have not received 500,000 shares of Orbit stock promised as additional compensations under such agreements and that debt related to the 1992 loans of $197,000 is not reflected on the Company's books.

                    Management contends that all of the debt and related fees and shares of common stock are properly reflected on Orbit's books as of December 31, 1997. The Company's records reflect that the debt related to the 1992 loans of $197,000 and related accrued interest was converted into 226,550 common shares of Orbit in 1993. Management also contends that there was no oral agreement to reduce the exercise and conversion prices of certain financial instruments. Further, management contends that there were no violations of securities laws, that no misrepresentations were made to plaintiffs and all other complaints are without merit.

                    Orbit contends that the plaintiffs loaned money to another entity, other than Orbit in 1992, for which Orbit has no liability. Additionally, Orbit contends that the plaintiffs hold substantial shares of Orbit common stock, which are void and/or voidable. By its Cross Complaint, Orbit seeks to cancel invalidly issued stock and recover money damages.

NOTE 11 -      COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

               b) BENVENISTE, ET. AL. VS. ORBIT AND ITS OFFICERS. (CONTINUED). In June of 1998, all parties reached a tentative comprehensive settlement. The financial terms of the tentative settlement include the conversion of all the Benvenistes' debt to 5,745,000 shares of common stock. Because the accord requires the surrender and cancellation of approximately 5 million shares of Orbit common stock issued by past officers and directors that Orbit contends are invalid, the net effect will be to essentially maintain the existing equity structure. The agreement also grants to the Benvenistes' the option to purchase up to 1,100,000 shares at a price ranging from $0.23 to $0.75 per share, which depend on the period of time from the option grant date that the options are exercised. The settlement has several contingencies, which need to be resolved before the settlement is final.

               c) BENVENISTE, ET AL. VS. LAHEY, ET Al. On June 2, 1997, Richard Benveniste and Edgar Benveniste filed suit in the Delaware Court of Chancery on behalf of themselves and purportedly on behalf of the Company against James B. Lahey, James A. Giansiracusa, Stephen V. Prewett, Ian C. Gent and William N. Whelen. The complaint sought a determination by the Court of Chancery for: (i) as to who constituted the valid directors of the Company in connection with a written consent action initiated by the plaintiffs or, (ii) in the alternative, that the Company be required to hold a annual meeting of shareholders.

                    On September 2, 1997, the Court of Chancery decided to defer a decision on the defendants motion to dismiss until such time as an annual meeting of the Company's shareholders was held. The Court thereafter ordered that the Company hold its annual meeting. The Company is in the process of complying with the Court's requirements.

NOTE 12 -      SUPPLEMENTAL CASH FLOW INFORMATION

               During the years ended December 31, 1998 and 1999, the Company paid $30,941 and $-0- for interest, respectively.

               NON-CASH TRANSACTIONS

                During the Year Ended December 31, 1998:

               a) The Company issued 250,000 shares of common stock as consideration for current compensatory obligation amounting to $55,000.

               b) Convertible promissory notes and related accrued interest aggregating $310,833 were converted to 3,470,817 shares of its common stock.

NOTE 12 -      SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

               During the Year Ended December 31, 1998: (Continued)

               c) In connection with a legal settlement agreement, the Company issued 40,000 shares of its common stock valued at $7,450.

               d) As an inducement for a note holder to convert, a debt conversion expense of $59,000 was incurred. The note holder converted $223,402 of principal and accrued interest into 869,242 shares.

               e) Notes receivable of $8,334 from a shareholder, relating to an exercise of prior stock options, were satisfied through services rendered.

               f) Pursuant to a consulting agreement, the Company issued 200,000 stock options that had an aggregate value of $20,000.

               During the Year Ended December 31, 1999:

               a) The Company issued 393,903 shares of common stock for conversion of $75,000 of notes payable and $18,643 of accrued interest.

               b) The Company issued 2,500 shares of common stock for payment of accrued interest of $500.

               c) The Company issued 2,400,000 shares of common stock to directors and officers. The common stock was valued at $384,000, which as been reflected in the accompanying financial statements as a compensatory element of common stock and options.

               d) The Company issued 125,000 shares of common stock to an employee. The stock was valued at $20,000, which has been reflected in the accompanying financial statements as a compensatory element of common stock and options.

               e) The Company issued 19,318 shares of common stock for payment of accrued expenses of $750.

               f) The Company converted $50,000 of principal and $755 of accrued interest, relating to a note payable, into 281,972 shares of common stock.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                              INDEX TO FORM 10-QSB

                               SEPTEMBER 30, 2000


        CONSOLIDATED BALANCE SHEETS                                         1
            At December 31, 1999 and September 30, 2000

        CONSOLIDATED STATEMENTS OF OPERATIONS                               2
            For the Nine Months Ended September 30, 1999 and 2000

        CONSOLIDATED STATEMENTS OF OPERATIONS                               3
            For the Three Months Ended September 30, 1999 and 2000

        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY                 4
            For the Nine Months Ended September 30, 1999 and 2000

        CONSOLIDATED STATEMENTS OF CASH FLOWS                               5
            For the Nine Months Ended September 30, 1999 and 2000

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        6 - 9

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS

----------------------------------------------------------------------------------------------------------------------

                                                                                         At                  At
                                                                                    December 31,         September 30,
                                                                                        1999                2000
                                                                                    ------------         -------------
                                                                                                          (Unaudited)
----------------------------------------------------------------------------------------------------------------------
Current Assets:
   Cash                                                                             $     81,587         $     21,308
                                                                                     -----------          -----------

      Total Current Assets                                                                81,587               21,308

Property and Equipment  - At cost, net of accumulated
   depreciation and allowance against equipment expenditures                              19,867                6,321

Intangible Assets, Net of accumulated amortization                                        62,677               58,829

Other Assets                                                                               4,800                4,800
                                                                                     -----------          -----------
      Total Assets                                                                  $    168,931         $     91,258
                                                                                     ===========          ===========
----------------------------------------------------------------------------------------------------------------------

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
  Accounts payable and accrued liabilities                                          $  1,967,349         $  1,641,914
  Notes payable                                                                        1,522,091              942,091
                                                                                     -----------          -----------

      Total Current Liabilities                                                        3,489,440            2,584,005
                                                                                     -----------          -----------

Commitments, Contingencies and Other Matters
   (Notes 1, 2 and 3)

Stockholders' Deficiency:
  Preferred stock - par value: $.01 per share; shares authorized:
    1,000,000; shares issued and outstanding: none                                             -                    -
  Common stock - par value: $.01 per share; shares authorized:
    50,000,000;  shares issued and outstanding: 36,822,805 and
    39,750,132 as of December 31, 1999 and June 30, 2000,
    respectively                                                                         368,228              397,501
  Additional paid-in capital                                                          11,842,088           12,960,208
  Accumulated deficit                                                                (15,530,825)         (15,850,456)
                                                                                     -----------          -----------

      Total Stockholders' Deficiency                                                  (3,320,509)          (2,492,747)
                                                                                     -----------          -----------

      Total Liabilities and Stockholders' Deficiency                                $    168,931         $     91,258
                                                                                     ===========          ===========
----------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

----------------------------------------------------------------------------------------------------------------------

                                                                                           1999               2000
                                                                                        ------------      -----------
Revenue                                                                                 $          -      $          -
                                                                                        ------------       -----------
Costs and Expenses:
  Research and development                                                                         -               689
  General and administrative                                                                 286,138           461,432
  Debt conversion expense                                                                     96,343                 -
  Compensatory element of common stock and options                                           405,000                 -
  Interest expense                                                                           120,884            91,663
  Other income                                                                               (47,696)         (234,153)
                                                                                        ------------        ----------

        Total Costs and Expenses                                                             860,669           319,631
                                                                                        ------------       -----------

Net Loss                                                                                $   (860,669)     $   (319,631)
                                                                                        ============       ===========

Per Share Data:
--------------

Basic and Diluted Loss Per Share                                                              $(.03)      $       (.01)
                                                                                        ============       ===========

Weighted Average Common Shares                                                            33,518,177        37,139,055
                                                                                        ============       ===========
----------------------------------------------------------------------------------------------------------------------





See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

----------------------------------------------------------------------------------------------------------------------
                                                                                           1999               2000
                                                                                        ------------      ------------

Revenue                                                                                 $          -      $          -
                                                                                        ------------      ------------

Costs and Expenses:
  General and administrative                                                                  69,561           241,533
  Debt conversion expense                                                                        750                -
  Compensatory element of common stock and options                                           405,000                -
  Interest expense                                                                            40,748            19,027
                                                                                                   -          (116,659)
                                                                                        ------------      ------------
        Total Costs and Expenses
                                                                                             516,059          (143,901)
                                                                                        ------------      ------------
Net Loss

                                                                                        $   (516,059)     $   (143,901)
                                                                                        ============      ============
Per Share Data:
--------------

Basic and Diluted Loss Per Share                                                               $(.01)            $(.01)
                                                                                        ============      ============
Weighted Average Common Shares                                                            34,907,430        39,247,218
                                                                                        ============      ============
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                                   (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

                                                              Common Stock         Additional       Accumulated
                                                         Shares       Amount     Paid-in Capital      Deficit           Total
                                                         ------       ------     ---------------    ------------        -----

Balances at December 31, 1998                          32,484,716    $ 324,848      $11,093,727     $ (14,895,616)   $ (3,477,041)

Issuance of stock                                         256,573        2,566           42,434                 -          45,000
Issuance of stock for conversion of notes
  payable and accrued interest                            393,903        3,938           89,705                 -          93,643
Issuance of stock for accrued interest                      2,500           25              475                 -             500
Debt conversion expense                                         -            -           96,343                 -          96,343
Issuance of stock for accrued expenses                     19,318          193            3,307                 -           3,500
Exercised stock options                                   300,000        3,000                -                 -           3,000
Stock awarded to directors and officers                 2,400,000       24,000          360,000                 -         384,000
Stock awarded to employee                                 125,000        1,250           18,750                 -          20,000
Net loss                                                        -            -                -          (860,669)       (860,669)
                                                       ----------    ---------      -----------     -------------    ------------

Balances at September 30, 1999                         35,982,010    $ 359,820      $11,704,741     $ (15,756,285)   $ (3,691,724)
                                                       ==========    =========      ===========     =============    ============


Balances at December 31, 1999                          36,822,805    $ 368,228      $11,842,088     $(15,530,825)    $ (3,320,509)

Issuance of stock for cash                                229,680        2,297           35,203                 -          37,500
Cancellation of stock                                  (3,703,823)     (37,038)               -                 -         (37,038)
Issuance of stock and stock options in exchange
  for notes payable and accrued interest                5,845,090       58,451          950,942                 -       1,009,393
Issuance of stock for conversion of notes payable
  and accrued interest                                    210,147        2,101           22,899                 -          25,000
Issuance of stock for accrued expenses                    346,233        3,462          109,076                 -         112,538
Net loss                                                        -            -               -           (319,631)       (319,631)
                                                       ----------    ---------      -----------     -------------    ------------
Balances at September 30, 2000                         39,750,132    $ 397,501      $12,960,208     $ (15,850,456)   $ (2,492,747)
                                                       ==========    =========      ===========     =============    ============

See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

----------------------------------------------------------------------------------------------------------------------------------
                                                                                               1999                    2000
                                                                                               ----                    ----
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net loss                                                                                   $ (860,669)             $ (319,631)
  Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization                                                          18,750                  18,988
          Compensatory element of common stock and options                                      405,000                       -
          Debt conversion expense                                                                96,343                       -
          Issuance of stock for services                                                          3,500                       -

  Cash provided by (used for) the change in assets and
        liabilities:
           Increase in other assets                                                                (500)                      -
           Increase in accounts payable and  accrued liabilities                                155,563                 159,458
                                                                                             ----------              ----------

           Net Cash Used in Operating Activities                                               (182,013)               (141,185)
                                                                                             ----------              ----------

Cash Used in Investing Activities
   Capital expenditures                                                                               -                  (1,594)
                                                                                             ----------              ----------

Cash Flows from Financing Activities
   Proceeds from sale of stock                                                                   45,000                  37,500
   Proceeds from exercise of stock options                                                        2,000                       -
   Proceeds from loans                                                                          134,500                  45,000
                                                                                             ----------              ----------

          Net Cash Provided by Financing Activities                                             181,500                  82,500
                                                                                             ----------              ----------

Decrease in Cash                                                                                   (513)                (60,279)

Cash - Beginning                                                                                 20,367                  81,587
                                                                                             ----------              ----------

Cash - Ending                                                                                $   19,854              $   21,308
                                                                                             ==========              ==========

SCHEDULE OF NON-CASH INVESTING AND FINANCING  ACTIVITIES:
       Issuance of 393,903 shares of common stock for conversion  of $93,643 of
          notes payable and related accrued interest of $18,643                              $   93,643              $        -
                                                                                             ==========              ==========
       Issuance of 2,500 shares of common stock for payment of  accrued interest             $      500              $        -
                                                                                             ==========              ==========
       Issuance of 2,400,000 shares of common stock to directors and officers                $  384,000              $        -
                                                                                             ==========              ==========
        Issuance of 125,000 shares of common stock to employee as additional
          compensation for services                                                          $   20,000              $        -
                                                                                             ==========              ==========
       Non-qualified stock options exercised by a company director at $.01 per
          share for 100,000 shares of common stock                                           $    1,000              $        -
                                                                                             ==========              ==========
       Issuance of 19,318 shares of common stock for payment of accrued
          expenses                                                                           $      750              $        -
                                                                                             ==========              ==========
       Issuance of 5,845,090 shares of common stock and 1,100,000 of stock options for cancellation of 3,703,823 shares of common stock, $600,000
          of notes payable and related accrued interest of $372,355                          $        -              $  972,355
                                                                                             ==========              ==========
       Issuance of 346,233 shares of common stock for payment of accrued
          expenses                                                                           $        -                $112,538
                                                                                             ==========              ==========
       Issuance of 210,147 shares of common stock for conversion of $25,000
          of notes payable                                                                   $        -              $   25,000
                                                                                             ==========              ==========
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                    ORBIT TECHNOLOGIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE  1 -       BUSINESS AND CONTINUED OPERATIONS

                Orbit Technologies Inc. (the "Company") was incorporated in the State of Delaware on April 29, 1985. The Company is a technology portal for new and innovative technologies, engineering ideas, methods and processes. The Company's business plan is to develop or acquire new or innovative technologies that hold the potential to become commercially viable products or processes. Once a product or process receives commercial validation through an outside or third party, it is the Company's intention to either spin it off as a separate business entity, or license or sell to an affiliated or unaffiliated entity that, at that time, becomes responsible for the production, marketing and sales of such products or services. The Company's technologies are undergoing certain feasibility studies and/or actual tests and evaluations. To date, the Company has not financially benefitted from the commercialization of any of its technologies.

                The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, for the years ended December 31, 1999 and the nine months ended September 30, 2000, the Company incurred net losses of approximately $635,000 and $320,000, respectively, and as of September 30, 2000, had a stockholders' deficiency and a working capital deficiency of approximately $2,493,000 and $2,563,000, respectively. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                The Company is exploring additional sources of working capital including private borrowings, sales of its securities, joint ventures and licensing of technologies. While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning at a minimum level of operation in 2000. For the nine months ended September 30, 2000, the Company's proceeds from all financing activities amounted to $82,500.

NOTE  1 -       BUSINESS AND CONTINUED OPERATIONS (Continued)

                The Company is exploring ways to reduce its existing liabilities, including exchanging certain of its liabilities for shares of its common stock.

                During the quarter ended June 30, 2000, as part of a settlement agreement, the Company converted to equity $600,000 of principal and $372,355 of accrued interest relating to various promissory notes (Note 2).

                The Company's ability to continue as a going concern is dependent upon obtaining the additional financing, restructuring and/or curing the defaults on its debt, completion of research and development and the successful marketing of its technologies. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE  2 -       CAPITALIZATION

                COMMON STOCK

                During the third quarter of 2000, the Company issued 346,233 shares of common stock for accrued expenses totalling $113,000.

                During the first quarter of 2000, the Company sold 229,680 shares of common stock for $37,500.

                During the second quarter of 1999, the Company sold 256,573 shares of common stock for $45,000 in cash and paid related interest expense of $500 by the issuance of 2,500 common shares.

                CONVERSION OF DEBT TO EQUITY AND SETTLEMENT AGREEMENT

                On June 15, 2000, the Company's shareholders voted to ratify an agreement to settle a dispute (see Note 3b). Pursuant to the agreement, the Company cancelled 3,703,823 shares of previously issued common stock and exchanged $600,000 of notes payable and $372,355 of related accrued interest for 5,845,090 new shares of the Company's common stock and stock options to purchase 1,100,000 shares of common stock at $0.23 for nine months. The options were valued at $0.09 per share on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                        Risk-free interest rate           9.5%
                        Expected life                       9 months
                        Expected volatility                80%
                        Dividend yield                      0%

                CONVERSION OF DEBT TO EQUITY AND SETTLEMENT AGREEMENT
                (Continued)

                During the third quarter of 2000, the Company converted $25,000 of principal relating to a note payable outstanding at December 31, 1999, into 210,147 shares of Company's common stock.

                During the first quarter of 1999, the Company converted $25,000 of principal and $362 of accrued interest, relating to a note payable outstanding at December 31, 1998, into 120,771 shares of the Company's common stock.

                As part of a settlement agreement with a noteholder, during the first quarter of 1999, the Company agreed to convert principal of $50,000 and accrued interest of $18,281, relating to a note payable outstanding at December 31, 1998, into 273,132 shares of the Company's common stock. Under the original loan agreement, the debt was convertible, at the option of the noteholder, at $0.60 per share. The difference between the original conversion rate of $0.60 and the actual conversion rate of $0.25 was reflected in the accompanying financial statement as a debt conversion expense of $95,593.

                NOTES PAYABLE

                During the third quarter of 2000, the Company received a loan from an officer of the Company for $15,000 at a 10% interest rate.

                During the second quarter of 2000, the Company received a loan from an officer of the Company for $30,000 at a 10% interest rate.

                During the first quarter of 1999, the Company received the proceeds of a $50,000 from loans from two unrelated individuals. The loans were due in one year, bear interest at 8% per annum, and are convertible into common stock at a 20% discount to the average 5-day market price at the conversion date.

                During the second quarter of 1999, the Company received the proceeds of a $25,000 loan from an individual. The loan was due in one year, bears interest at 8% per annum, and is convertible into common stock at a 20% discount to the average five-day market price at the conversion date.

                During the second quarter of 1999, the Company received the proceeds of a $7,500 loan from two individuals. The terms of the loans have not yet been determined.

                During the second quarter of 1999, the Company received the proceeds of a $65,000 loan from four of the Company's principal shareholders. The proceeds were used to pay Jeffer, Mangels, Butler & Marmaro, LLP under a court judgement for past due services.

NOTE  3 -       COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

                LITIGATION/DISPUTES

                a) BENVENISTE, ET. AL. VS. ORBIT AND ITS OFFICERS. The action was filed on March 6, 1997 in the Los Angeles Superior Court. The action is to collect principal, interest and other fees and damages relating to various promissory notes executed between the plaintiffs and Orbit during 1992 totalling $197,000 and additional loans made during 1995 totalling $600,000.

                    In June of 1998, a tentative comprehensive settlement was reached by all parties and in June of 2000, the shareholders of the Company ratified the settlement agreement (see Note
                    2).

                b) BENVENISTE, ET AL. VS. LAHEY, ET AL. On June 2, 1997, Richard Benveniste and Edgar Benveniste filed suit in the Delaware Court of Chancery on behalf of themselves and purportedly on behalf of the Company against James B. Lahey, James A. Giansiracusa, Stephen V. Prewett, Ian C. Gent and William N. Whelen. The complaint sought a determination by the Court of Chancery for: (i) as to who constituted the valid directors of the Company in connection with a written consent action initiated by the plaintiffs or, (ii) in the alternative, that the Company be required to hold an annual meeting of shareholders.

                    On September 2, 1997, the Court of Chancery decided to defer a decision on the defendants motion to dismiss until such time as an annual meeting of the Company's shareholders was held. The Court thereafter ordered that the Company hold its annual meeting. The Company held its annual shareholders' meeting on June 15, 2000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         In addition, Section 102(b)(7) of the Delaware General Corporation Law and Technology Visions' Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of these provisions may be to eliminate the rights of Technology Visions and its stockholders, through stockholders' derivative suits on behalf of Technology Visions, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (i) - (iv) of the preceding sentence.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Technology Visions shall bear all such expenses. All amounts set forth below are estimates, other than the SEC registration fee.

SEC Registration Fee                     $ 1,065.50
Legal Fees and Expenses                  $25,000.00
Accounting Fees and Expenses             $15,000.00
Miscellaneous                            $ 5,000.00
                                         -----------
TOTAL                                    $46,065.50

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Under a Secured Convertible Debenture Agreement dated December 28, 2000, Technology Visions issued to certain investors 10% Secured Convertible Debentures in the aggregate amount of $750,000. These debentures may converted into shares of common stock to at a price of the lesser of (i) $.14 or (ii) as further defined in the agreement, 55% of the average of the lowest three inter-day trading prices during the ten days preceding the conversion date. The debentures are payable within one year with interest accruing at a rate of 10% per annum payable in cash or common stock on a quarterly basis. Further, under the Secured Convertible Debenture Agreement, Technology Visions issued the investors 750,000 shares of common stock underlying warrants. The exercise price of these warrants is 125% of the conversion price of the convertible debenture, which as of this date is $.175. These warrants may be exercised until December 28, 2003. In connection with transaction, Technology Visions agreed to register for resale the shares underlying the debentures and warrants. Exemption from registration under the Securities Act of 1933, as amended ("Act"), is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         During the third quarter of 2000, Technology Visions issued 346,233 shares of common stock for accrued expenses totaling $113,000. Exemption from registration under the Act" is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         During the first quarter of 2000, Technology Visions sold 229,680 shares of common stock for $37,500. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         During the second quarter of 1999, Technology Visions sold 256,573 shares of common stock for $45,000 in cash and paid related interest expense of $500 by the issuance of 2,500 shares of common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         On June 15, 2000, Technology Visions' shareholders voted to ratify an agreement to settle a lawsuit. Pursuant to the agreement, Technology Visions cancelled 3,703,823 shares of previously issued common stock and exchanged $600,000 of notes payable and $372,355 of related accrued interest for 5,845,090 new shares of Technology Visions common stock and stock options to purchase 1,100,00 shares of common stock at $0.23 for nine months. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         During the third quarter of 2000, Technology Visions converted $25,000 of principal relating to a note payable outstanding at December 31, 1999, into 210,417 shares of Technology Visions' common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         During the first quarter of 1999, Technology Visions converted $25,000 of principal and $362 of accrued interest, relating to a note payable outstanding at December 31, 1998, into 120,771 shares of Technology Visions common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

         As part of a settlement agreement with a noteholder, during first quarter of 1999, Technology Visions agreed to convert principal of $50,000 and accrued interest of $18,281, relating to a note payable outstanding at December 31, 1998, into 273,132 shares of Technology Visions' common stock. Exemption from registration under the Act is claimed for the sale of these securities in reliance upon the exemption offered by Section 4(2) of the Act.

ITEM 27. EXHIBITS

         The following is a list of exhibits required by Item 601 of Regulation S-B that are filed or incorporated by reference. The exhibits that are incorporated by reference from Technology Visions' prior SEC filings are noted on the exhibit index. The other exhibits are attached hereto and being filed with the SEC as part of this registration statement.


Exhibit
Number        Description of Exhibits
--------------------------------------------------------------------------------
3(i)(a)  Articles of Incorporation of Orbit Technologies, Inc.*

3(ii)    Bylaws of Orbit Technologies, Inc.*

3(iii)   Certificate of Amendment to the Certificate of Incorporation of Orbit
         Technologies, Inc.*

3(iv)    Certificate of Amendment of Certificate of Incorporation of Orbit
         Technologies, Inc.**

4.1      Form of Common Stock Certificate of Orbit Technologies, Inc.*

4.2      Certificate of Determination of the Rights and Preferences of Preferred
         Stock of Orbit Technologies, Inc.*

5.1      Opinion of Richard O. Weed re: Legality

10.1     Secured Debenture Purchase Agreement**

10.2     Registration Rights Agreement**

10.3     Technology Visions Group, Inc. 10% Secured Convertible Debenture No.
         1**

10.4     Technology Visions Group, Inc. 10% Secured Convertible Debenture No.
         2**

10.5     Technology Visions Group, Inc. Warrant No. 1**

10.6     Technology Visions Group, Inc. Warrant No. 2**

10.7     Security Agreement**

10.8     Intellectual Property Security Agreement**


                                      II-3

21       Subsidiaries of Technology Visions*

23.1     Consent of Independent Auditors, Tabb, Conigliaro & McGann, P.C. ***

23.2     Consent of Richard O. Weed

27       Financial Data Schedule*

99.1     Section 145 of the Delaware General Corporation Law

* Previously filed with Technology Visions' filing of a Form 10-SB and subsequent amendments thereto.
** Previously filed with Technology Visions' filing of a Form 8-K on January 10, 2001.
*** To be added by amendment to this Form SB-2.

ITEM 28. UNDERTAKINGS.

Technology Visions hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information provided.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advise that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Carlsbad, State of California, on January 25, 2001.

                                          Technology Visions Group, Inc.

                                          By: /s/ James B. Lahey
                                          Name: James B. Lahey
                                          Title: Chief Executive Officer and
                                          Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/James B. Lahey                    Chief Executive Officer and Chairman of the         January 25, 2001
James B. Lahey                       Board of Directors

/s/James A. Giansiracusa             Chief Operating Officer, Vice                       January 25, 2001
 James A.Giansiracusa                President-Operations, Chief Financial
                                     Officer (Chief Financial and Accounting
                                     Officer), Secretary and Director

/s/Ian C. Gent                       Director                                            January 25, 2001
Ian C. Gent

/s/ Stephen V. Prewett               Director                                            January 25, 2001
Stephen V. Prewett

/s/ William N. Whelan, Jr.           Director                                            January 25, 2001
William N. Whelan

                                     II-5